Exhibit 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
STATOIL ASA
FARGO ACQUISITION INC.
and
BRIGHAM EXPLORATION COMPANY
Dated as of October 17, 2011

-i-

-ii-

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 17, 2011 by and among STATOIL ASA, a public limited liability company organized under the laws of Norway (“Parent”), FARGO ACQUISITION INC., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and BRIGHAM EXPLORATION COMPANY, a Delaware corporation (the “Company”).
     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, in furtherance of such acquisition, the parties intend that Merger Sub shall commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), at $36.50 per share, net to the holder thereof in cash (such amount, or any higher amount per share of Company Common Stock that may be paid pursuant to the Offer and this Agreement, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;
     WHEREAS, the parties intend that Merger Sub will merge with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and, except as expressly provided otherwise in Section 3.7 and Section 3.8, each share of Company Common Stock will be cancelled and converted into the right to receive the Offer Price, all upon the terms and subject to the conditions set forth herein;
     WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved this Agreement and the consummation of the transactions contemplated hereby and (c) resolved to recommend that the holders of Company Common Stock tender their shares of Company Common Stock pursuant to the Offer and, if required by the applicable provisions of the DGCL, adopt this Agreement;
     WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have each unanimously (i) declared it advisable to enter into this Agreement, and (ii) approved this Agreement, and the consummation of the transactions contemplated hereby; and
     WHEREAS, Parent, Merger Sub and certain stockholders of the Company have entered into Tender and Voting Agreements, dated as of the date hereof (the “Tender and Voting Agreements”), providing that, among other things, subject to the terms and conditions set forth therein, the stockholder parties will support the transactions contemplated by this Agreement;
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and also to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS & INTERPRETATIONS
     1.1 Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the following meanings:
          “Acceptable Confidentiality Agreement” means a confidentiality agreement in customary form that contains provisions (including standstill provisions) that are no less favorable to the Company than those contained in the Confidentiality Agreement.
          “Acceptance Time” means the initial time of acceptance for payment of shares of Company Common Stock pursuant to the Offer.
          “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) from any Third Party involving: (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the Company’s consolidated assets, (b) any purchase (including any lease, long term supply agreement, mortgage, pledge or other arrangement having similar economic effect), directly or indirectly, in any manner of any business or assets (including equity securities or other interest in one or more Subsidiaries) that constitute 15% or more of the consolidated assets of the Company or that generate 15% or more of the Company’s consolidated revenues or net income, or (c) the acquisition, directly or indirectly, of beneficial ownership or control of any securities of the Company after which any person or group would own securities representing 15% or more of the total voting power of any class of the Company’s equity securities (or that are exchangeable for or convertible into voting securities having such voting power).
          “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          “Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the Kingdom of Norway or is a day on which banking institutions located in the State of New York or the Kingdom of Norway are authorized or required by Law or other governmental action to close.

          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
          “CGA” means Cawley, Gillespie & Associates, Inc.
          “Charter Documents” means any certificate of incorporation (including any certificate of designations), certificate of formation, bylaws, limited liability operating company agreement or other like organizational documents, each as amended to date.
          “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any successor statute and regulations thereto.
          “Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2011.
          “Company Balance Sheet Date” means June 30, 2011.
          “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
          “Company Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated February 23, 2011, among Brigham Oil & Gas, L.P., the Company and Brigham, Inc., Bank of America, N.A. and the lenders party thereto.
          “Company Intellectual Property” means all Intellectual Property that is used or held for use by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries.
          “Company Material Adverse Effect” means a state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences), that is (a) materially adverse to the financial condition, results of operations, properties, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole; except to the extent arising or resulting from or caused by any of the following, which shall be excluded from consideration (unless in the case of the following clauses (i), (ii), (iii), (iv) and (vi), such state of facts, change, event, effect or occurrence materially and disproportionately impacts the Company and its Subsidiaries, taken as whole, as compared to other Persons or businesses engaging principally in the industry which the Company or its Subsidiaries operate): (i) changes in national or international economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (ii) any earthquakes, tornados, floods or other natural disasters in the United States; (iii) changes in general financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (iv) changes in GAAP or Law or the interpretation thereof, other than with respect to changes to applicable Law related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Company Material Adverse Effect); (v) the taking of any action required by this Agreement or resulting from the execution and announcement of, or pendency of the transactions contemplated by, this Agreement, including any adverse change in customer, distributor, employee, supplier, financing source or joint venture partner or similar relationships, including as a result of the identity of Parent hereunder, provided that this clause (v) shall not qualify any representation or warranty or related condition requiring disclosure based on the consummation of the transactions contemplated by this Agreement; (vi) changes generally affecting the oil and gas exploration, development and production industry (including changes in oil, gas or other commodity prices and general market prices and changes in costs of supplies, oil field services or other operating costs), other than related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Company Material Adverse Effect); (vii) the failure to meet or exceed any projection or forecast or estimates of revenue, earnings or other operating metrics for any period, the downgrade in rating of any debt securities of the Company by Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings, or changes in the price or trading volume of the Company’s stock, provided that the underlying circumstances giving rise to the failure, downgrade or changes referred to in this clause (vii) may be taken into account in determining whether there has been a Company Material Adverse Effect, or (viii) fluctuations in currency exchange rates, or (b) materially adverse to the ability of the Company to consummate the transactions contemplated by this Agreement on a timely basis.
          “Company Options” means any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.
          “Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.
          “Company Restricted Stock Award” means each award with respect to a share of restricted shares of Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.
          “Company Stock Plans” means (i) the 1997 Incentive Plan of the Company and the Company’s 1997 Director Stock Option Plan, as amended, and (ii) any other compensatory equity plans or Contracts of the Company, including equity plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.
          “Company Stockholders” means holders of shares of Company Capital Stock, in their respective capacities as such.
          “Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

          “Continuing Employees” means all employees of the Company or its Subsidiaries as of the Effective Time.
          “Contract” means any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.
          “Delaware Law” means the DGCL and any other applicable law (including common law) of the State of Delaware.
          “Derivative Transaction” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
          “DOL” means the United States Department of Labor or any successor thereto.
          “Domain Name” means any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the Internet.
          “Environmental Law” means any and all applicable Laws relating to pollution, protection, preservation, remediation or restoration of the environment (including soils, subsurface soils, surface waters, groundwaters, or atmosphere) or natural resources or preservation or protection of human health or safety, including applicable Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of, or exposure of any Person or property to, Hazardous Materials, including the Clean Air Act, CERCLA, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, the Marine Mammal Protection Act, Endangered Species Act, the National Environmental Policy Act, and the Oil Pollution Act, as each has been amended from time to time and all other environmental conservation and protection laws.
          “Environmental Permit” shall mean any and all permits, licenses, registrations, certifications, authorizations, exemptions, variances, consents, notices, orders and approvals required under any Environmental Law.”
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, or any successor statue, rules and regulations thereto.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any successor statute, rules and regulations thereto.
          “GAAP” means generally accepted accounting principles, as applied in the United States.
          “Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.
          “Hazardous Material” means any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, or any successor statute, rules and regulations thereto.
          “Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons and all products, by-products, and other substances of value derived, refined or separated therefrom.
          “Intellectual Property” means any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in Software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (iv) Domain Names; and (v) any similar or equivalent property of any of the foregoing (as applicable).
          “Intervening Event” means a material event or circumstance affecting the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Company Board prior to the Acceptance Time; provided that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.
          “IRS” means the United States Internal Revenue Service or any successor thereto.
          “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge, after reasonable inquiry, of the persons listed on Section 1.1(k) of the Company Disclosure Letter.
          “Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
          “Legal Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.
          “Liabilities” means any liability, obligation or commitment of any kind (whether known, unknown, accrued, absolute, contingent, matured, unmatured or otherwise and whether or not due or to become due or required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).
          “Lien” means any lien (including inchoate liens), pledge, hypothecation, charge, mortgage, security interest, lease, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          “NASDAQ” means the NASDAQ Global Select Market.
          “Oil and Gas Properties” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), saltwater disposal wells and facilities, platforms, facilities, oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, pipeline laterals and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.
          “Order” means any order, judgment, decision, decree, injunction, ruling, writ, determination, stipulation or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.
          “Parent Material Adverse Effect” means a state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences), that is or could reasonably be expected to be (a) materially adverse to the financial condition, results of operations, properties, assets or liabilities of Parent and its Affiliates, taken as a whole or (b) materially adverse to the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement on a timely basis.
          “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP and which are reflected on the Company Balance Sheet; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits to secure obligations under workers’ compensation or other social security Laws or similar legislation; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (v) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vi) Liens which do not materially impair the use or operation of the property subject thereto, that would be accepted by a reasonably prudent purchaser of Oil and Gas Properties, and that would not reduce the net revenue interest, or increase the working interest, of the Company or any of its Subsidiaries in any oil and gas lease ; (vii) Liens created under joint venture operating agreements and any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice and that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole; (viii) statutory, common law or contractual liens of landlords; and (ix) Liens described in Section 1.1(p) of the Company Disclosure Letter.
          “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

          “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.
          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, or any successor statute, rules or regulations thereto.
          “SEC” means the United States Securities and Exchange Commission or any successor thereto.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any successor statute, rules or regulations thereto.
          “Software” means source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.
          “Subsidiary” of any Person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.
          “Superior Proposal” means a bona fide written Acquisition Proposal for a majority of the outstanding equity securities of the Company or of any assets of the Company and its Subsidiaries (including equity securities of any Subsidiary of the Company) that constitute or contribute 75% or more of the Company’s consolidated revenues, net income or total assets and that the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel and after taking into account all legal, financial, regulatory aspects of the proposal (including the estimated time to consummation), the Person making it and other aspects of such Acquisition Proposal deemed relevant by the Company Board (A) is likely to be consummated in accordance with its terms, (B) would result, if consummated, in a transaction more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, after taking into account any revisions to the terms of this Agreement and the transactions contemplated by this Agreement proposed by Parent, and (C) is fully financed, or is reasonably capable of being fully financed by Person making such proposal.

          “Tax” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental Authority or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
          “Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.
          “Voting Debt” means bonds, debentures, notes or other indebtedness issued by the Company or any of its Subsidiaries (a) having the right to vote on any matters on which stockholders or equity holders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (b) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries.
     1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Adverse Regulatory Effects	8.2	(c)
Agreement	Preamble
Arrangements	8.8
Assets	4.15
Book-Entry Share	3.10	(b)
Capitalization Date	4.5	(a)
Certificate of Merger	3.2
Certificates	3.10	(b)

Term	Section Reference
Closing	3.3
Closing Date	3.3
Collective Bargaining Agreement	4.18	(e)(i)
Company	Preamble
Company Acquisition Agreement	6.2	(b)
Company Adverse Recommendation Change	6.2	(e)
Company Board	Recitals
Company Board Recommendation	2.1
Company Common Stock	Recitals
Company Compensation Committee	8.8
Company Disclosure Letter	Article IV Preamble
Company Equity Awards	4.5	(b)
Company Reserve Reports	4.16	(a)
Company SEC Reports	4.7	(a)
Company Securities	4.5	(d)
Company Stockholder Meeting	8.3	(c)
Confidentiality Agreement	8.7
Consent	4.4
Continuing Directors	2.3	(a)
Covered Securityholders	8.8
Delaware Secretary of State	3.2
DGCL	Recitals
Dissenting Company Shares	3.8	(a)
Effective Time	3.2
Eligible Shares	3.7(a)(ii)
Employee Plan	4.19	(a)
Employment Compensation Arrangement	8.8
ERISA Affiliate	4.19	(a)
Exchange Fund	3.10	(a)
Expiration Date	2.1	(e)
Fairness Opinion	4.26
Grant Date	4.19	(q)
HSR Condition	Annex A
Indemnified Party	7.1	(a)
Indemnifying Parties	7.1	(b)
Leased Real Property	4.14	(b)
Leases	4.14	(b)
Material Contract	4.13	(a)
Maximum Premium	7.1	(c)
Merger	3.1
Merger Consideration	3.7(a)(ii)
Merger Sub	Preamble
Minimum Condition	2.1	(b)
New Plans	7.2	(e)
Offer	Recitals
Offer Conditions	2.1	(b)

Term	Section Reference
Offer Documents	2.1	(i)
Offer Price	Recitals
Old Plans	7.2	(e)
Option Consideration	3.9	(a)
Outside Date	10.1	(b)(i)
Parent	Preamble
Payment Agent	3.10	(a)
Permits	4.10
Proxy Statement	4.24	(c)
Representatives	6.2	(a)
Requisite Stockholder Approval	4.2	(c)
Schedule 14D-9	2.2	(b)
Schedule TO	2.1	(h)
Subsidiary Securities	4.6	(c)
Surviving Corporation	3.1
Termination Fee	10.3	(a)
Tender and Voting Agreements	Recitals
Top-Up Notice	2.4	(c)
Top-Up Option	2.4	(a)
Top-Up Option Shares	2.4	(a)
WARN	4.18	(d)
     1.3 Certain Interpretations.
          (a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
          (b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
          (c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
          (d) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
          (e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
          (f) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

          (g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
ARTICLE II
THE OFFER
     2.1 The Offer.
          (a) Commencement. As promptly as reasonably practicable after the date hereof (and in any event no more than ten Business Days thereafter), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at the Offer Price, subject to the terms of Section 2.1(d).
          (b) Conditions of the Offer. The obligation of Merger Sub to accept for payment and pay for any shares of Company Common Stock tendered in the Offer shall be subject only to (i) the condition (the “Minimum Condition”) that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and Merger Sub (if any), represents at least a majority of all then outstanding shares of Company Common Stock on a fully diluted basis, assuming the issuance of all shares of Company Common Stock that may be issued upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights (other than the Top-Up Option); and (ii) the other conditions set forth in Annex A (together with the Minimum Condition, the “Offer Conditions”).
          (c) Waiver of Offer Conditions. Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions and to make any change in the terms or conditions of the Offer; provided, however, that neither Parent nor Merger Sub may (i) waive or modify the Minimum Condition or the condition set forth in clause (A)(i) of Annex A, or (ii) change the form of consideration to be paid in the Offer, (iii) decrease the Offer Price or the number of shares of Company Common Stock sought in the Offer, (iv) extend the Offer, other than in a manner contemplated by the provisions of Section 2.1(e), (v) amend or modify the other Offer Conditions in any manner adverse to the holders of Company Common Stock, or impose additional or different conditions to the Offer other than those set forth in Section 2.1(b) or Annex A, or (vi) reduce the initial time period during which the Offer shall remain open.
          (d) Adjustments to the Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to shares of Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s consummation of the Offer. The Offer Price may be increased by Parent or Merger Sub at any time without the consent of the Company.

          (e) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at midnight, New York City time, on the date that is the later of (1) thirty Business Days after the date of this Agreement and (2) twenty Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the date the Offer is first commenced within the meaning of Rule 14d-2 under the Exchange Act (the initial expiration date, or any subsequent date to which the Offer is extended pursuant to this Agreement, the “Expiration Date”). Notwithstanding the first sentence of this Section 2.1(e), (i) Merger Sub shall extend the Offer for any period required by any Law or Order, or any rule or regulation of the NASDAQ that is applicable to the Offer, (ii) if all of the Offer Conditions are not satisfied or waived (if permitted hereunder) as of any then scheduled Expiration Date of the Offer, Merger Sub may and, if requested in writing by the Company, Merger Sub shall, extend the Offer for successive extension periods of up to ten Business Days each (or such longer period as the parties may agree) until the Offer Conditions are satisfied or waived, and (iii) if upon the acceptance of, and payment for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as of any then scheduled Expiration Date, Parent and Merger Sub collectively would not beneficially own at least 90% of the shares of Company Common Stock, then Merger Sub may, without the consent of the Company, extend the Offer for successive extension periods of up to ten Business Days each (or such longer period as the parties may agree); provided, however, that the foregoing clauses (i), (ii) or (iii) of this Section 2.1(e) shall not (x) be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to Article X, (y) require the extension of the Offer if such extension is prohibited by any Law or Order or any rule or regulation of the SEC or the NASDAQ, in any such case which is applicable to the Offer or (z) require Merger Sub to extend the Offer beyond the Outside Date or at any time Merger Sub or Parent is then permitted to terminate this Agreement pursuant to Article X. Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is terminated in accordance with Article X, in which case Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one Business Day) after such termination of this Agreement. Notwithstanding anything to the contrary in this Section 2.1(e), if this Agreement is terminated pursuant to Section 10.1, then Merger Sub shall promptly (and, in any event, within two Business Days of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Section 10.1, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer.
          (f) Payment for Company Common Stock. On the terms and subject to conditions set forth in this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment and pay for all shares of Company Common Stock that are validly tendered and not withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) under the Exchange Act) after the Expiration Date of the Offer. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

          (g) Subsequent Offering Periods. If upon the acceptance of and payment for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, Parent and Merger Sub do not collectively own at least 90% of the outstanding shares of Company Common Stock (without giving effect to the exercise of the Top-Up Option), Merger Sub may (but shall not be required to), and the offer to purchase shall reserve the right to, provide for one or more “subsequent offering periods” (within the meaning of Rule 14d-11 under the Exchange Act) immediately following the Expiration Date of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment and pay for all shares of Company Common Stock that are validly tendered during any such “subsequent offering period” promptly (within the meaning of Rule 14e-1(c) under the Exchange Act) after any such shares of Company Common Stock are validly tendered during such “subsequent offering period.” Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to purchase during such “subsequent offering period.”
          (h) Schedule TO; Offer Documents. On the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the offer to purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to all Company Stockholders as and to the extent required by the Exchange Act.
     Subject to the provisions of Section 6.2(f), the Schedule TO and the Offer Documents may include (and the Company hereby consents to such inclusion) a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a) that relate to the Offer (such determinations, approvals and recommendations are referred to collectively as the “Company Board Recommendation”). The Company agrees to promptly furnish to Parent and Merger Sub all information concerning the Company and its Subsidiaries that is required by applicable Law to be included in the Schedule TO or the Offer Documents. Parent, Merger Sub and the Company shall cooperate in good faith to determine and include the information regarding the Company that is necessary, reasonably appropriate, or otherwise reasonably requested by Parent for inclusion in the Schedule TO and the Offer Documents in order to satisfy applicable Laws. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it or on its behalf for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information contained in the Schedule TO and the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected or supplemented, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Laws or the NASDAQ. Unless the Company Board has effected a Company Adverse Recommendation Change, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Merger Sub shall provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after such receipt, and unless the Company Board has effected a Company Adverse Recommendation Change, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response).
          (i) Withholding. Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any of the Company’s stockholders such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Merger Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Company stockholder in respect of which such deduction and withholding was made by Merger Sub.
          (j) Notices of Guaranteed Delivery. For purposes of this Agreement, including the exercise of the Top-Up Option, and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares of Company Common Stock underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub.
     2.2 Company Actions.
          (a) Company Approvals. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has unanimously adopted resolutions (which as of the date hereof have not been rescinded or modified in any way) pursuant to which the Company Board:
               (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and the holders of Company Common Stock;
               (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Tender and Voting Agreements, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement, the Offer, the Merger, Parent and Merger Sub and the Tender and Voting Agreements are not and will not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL;
               (iii) recommended that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, approve and adopt this Agreement and the Merger; and
               (iv) elected that this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Tender and Voting Agreements, to the extent of the Company Board’s power and authority and to the extent permitted by Law, not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction that may purport to be applicable to this Agreement, the Tender and Voting Agreements or the transactions contemplated herein.
     The Company hereby consents to the inclusion of the foregoing determinations, approvals and recommendations in the Offer Documents subject to the Company’s rights to withdraw, amend or modify the recommendations in accordance with Section 6.2(f).
          (b) Schedule 14D-9. The Company shall (i) file with the SEC, on the date on which Parent and Merger Sub file the Schedule TO with the SEC, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) with respect to the Offer which will comply in all material respects with the provisions of applicable Law and (ii) cause the Schedule 14D-9 to be disseminated to all holders of Company Common Stock promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act) to the extent required by applicable Law. The Company agrees to cooperate with Parent and Merger Sub in mailing or otherwise disseminating the Schedule 14D-9 with the Offer Documents to the holders of Company Common Stock. Subject to the provisions of Section 6.2, the Schedule 14D-9 shall include a description of the Company Board Recommendation. The Company shall also include in the Schedule 14D-9 the Fairness Opinion. Each of Parent and Merger Sub agree to promptly furnish to the Company all information concerning Parent and Merger Sub that may be required by applicable Laws to be included in the Schedule 14D-9. Parent, Merger Sub and the Company agree to cooperate in good faith to determine the information regarding the Company that is necessary or reasonably appropriate to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or on its behalf for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Laws. The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent,

Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Merger Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable consideration to any comments made by Parent, Merger Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.
          (c) Stockholder Information. In connection with the Offer, promptly following the date of this Agreement the Company shall furnish or cause to be furnished to Parent mailing labels containing the names and addresses of all of its stockholders of record, a non-objecting beneficial owners list and security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders and beneficial owners, mailing labels, security position listings and computer files, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of Company Common Stock. In addition, in connection with the Offer the Company shall, and shall use its reasonable best efforts to cause third parties to, cooperate with Parent and Merger Sub to disseminate the Offer Documents to the holders of Company Common Stock held in or subject to any Company Stock Plan and to permit such holders of Company Common Stock to tender their shares of Company Common Stock into the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their agents (i) shall hold in confidence the information contained in any such labels, listings and files and will use such information only in connection with the Offer and the Merger and (ii) following the termination of this Agreement in accordance with Article X, shall promptly, at the election of Parent, deliver to the Company or destroy, and will use their reasonable best efforts to cause their agents to deliver to the Company or destroy, all copies and any extract or summaries of such information then in their possession or control and promptly certify to the Company in writing that all such material has been returned or destroyed.
     2.3 Company Board of Directors and Committees; Section 14(f) of Exchange Act.
          (a) Composition of Company Board and Board Committees. Effective upon the Acceptance Time (provided that the Minimum Condition has been satisfied), the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.3(a)) and from time to time thereafter, Parent shall be entitled to elect or designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.3) and (y) a fraction, the numerator of which is the number of shares of Company Common Stock beneficially owned by Parent and Merger Sub (giving effect to the shares of Company Common Stock accepted for payment pursuant to the Offer), and the denominator of which is the total number of then outstanding shares of Company Common Stock. Following a request by Parent, the Company shall, to the extent permitted by applicable Laws and the certificate of incorporation of the Company, take at the Company’s expense all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. From time to time after the Acceptance Time, at the request of Parent, the Company shall, to the extent permitted by applicable Laws and the certificate of incorporation of the Company, take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary of the Company and (iii) each committee of each such board of directors of each Subsidiary of the Company, in each case to the extent permitted by applicable Law and the continued listing requirements of NASDAQ. The Company shall promptly amend, or cause to be amended, its bylaws, if necessary, to comply with the obligations of the Company pursuant to this Section 2.3. Notwithstanding the foregoing, from the Acceptance Time until the Effective Time, the Company shall use its reasonable best efforts to cause the Company Board to always have at least three directors who are directors on the date hereof, who are not employed by the Company and who are not Affiliates or employees of Parent or any of its Subsidiaries, and who are independent directors for purposes of the continued listing requirements of NASDAQ and Rule 10A-3 of the Exchange Act, and also eligible to serve on the Company’s audit committee under the Exchange Act and the continued listing standards of NASDAQ and at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided that, if the number of Continuing Directors shall be reduced below three for any reason whatsoever, the remaining Continuing Director(s) shall be entitled to designate any other Person(s) who shall not be an Affiliate or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be a Continuing Director(s) for purposes of this Agreement; provided further, that the remaining Continuing Director shall fill such vacancies as soon as practicable, but in any event within ten Business Days, and further provided that if no such Continuing Director(s) are appointed in such time period, Parent shall designate such Continuing Director(s); provided further, that if no Continuing Director then remains, the other directors shall designate three Persons who shall not be Affiliates, consultants, representatives or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement.
          (b) Section 14(f) of the Exchange Act. The Company shall promptly take all action required pursuant to this Section 2.3 and Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 2.3, shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers, as well as Parent’s designees to the Company Board, as is required under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent shall provide to the Company in writing, and be solely responsible for, any information with respect to itself and its designees to the Company Board required by such Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.
          (c) Required Approvals of Continuing Directors. Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 2.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any amendment or termination of this Agreement on behalf of the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (iv) any exercise, enforcement or waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, (v) any other action to be taken or not to be taken on behalf of the Company in connection with this Agreement; and (vi) except as provided herein, to amend the governing documents of the Company. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company, and shall have the authority, after the Acceptance Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.
          (d) Following the Acceptance Time, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” as defined by the rules and regulations of the NASDAQ and make all necessary filings and disclosures associated with such status.
     2.4 Top-Up Option.
          (a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, that number of authorized and unissued shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and/or Merger Sub at the time of such exercise, shall constitute 100 shares of Company Common Stock more than the number of shares of Company Common Stock necessary for Merger Sub to be merged into the Company without a vote or consent of the Company’s stockholders in accordance with Section 253 of the DGCL; provided, however, that the Top-Up Option shall not be exercisable (i) unless immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, Merger Sub would own more than the number of shares of Company Common Stock necessary for Merger Sub to be merged into the Company without a vote or consent of the Company’s stockholders in accordance with Section 253 of the DGCL (assuming the issuance of the Top-Up Option Shares) and (ii) for a number of shares of Company Common Stock in excess of the number of then authorized and unissued shares together with shares of Company Common Stock held as treasury shares. For the avoidance of doubt, nothing herein shall be construed or is intended to obligate Merger Sub to exercise the Top-Up Option.
          (b) Merger Sub may exercise the Top-Up Option, in whole but not in part, at any one time after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Article X. The aggregate purchase price payable for the Top-Up Option Shares being purchased by Merger Sub pursuant to the Top-Up Option may be paid by Merger Sub, at its election, either (A) entirely in cash or (B) by paying in cash in an amount equal to the aggregate par value of the purchased Top-Up Option Shares and executing and delivering to the Company an unsecured promissory note issued by Merger Sub having a principal amount equal to the remainder of such purchase price. The promissory note shall be full recourse against Parent and Merger Sub, shall bear interest at a rate of 5% per annum, shall mature on the first anniversary of the date of execution of the promissory note, and may be prepaid in whole or in part at any time without premium or penalty, and shall have no other material terms.
          (c) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of shares of Company Common Stock owned by Parent and its Subsidiaries, (ii) the number of Top-Up Option Shares that Merger Sub intends to purchase pursuant to the Top-Up Option, (iii) the manner in which Merger Sub intends to pay the applicable purchase price and (iv) the place and time at which the closing of the purchase of such Top-Up Option Shares by Merger Sub is to take place. At the closing of the purchase of the Top-Up Option Shares, Parent and Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares being purchased pursuant to the Top-Up Option, and the Company shall cause to be issued to Merger Sub a certificate representing such Top-Up Option Shares and upon request of Parent, the Company will use its reasonable best efforts to cause its transfer agent to certify in writing the number of shares of Company Common Stock outstanding immediately prior to issuance of the Top-Up Option Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of such Top-Up Option Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 11.2, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL and as contemplated by Section 8.3(e) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Option Shares.
          (d) Parent and Merger Sub understand that the shares of Company Common Stock which Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Option Shares shall include any legends required by applicable securities Laws.
          (e) No Effect on Appraisal Rights. Notwithstanding anything to the contrary contained herein, to the fullest extent permitted by applicable Law, each of the parties hereto agrees and acknowledges that in any appraisal proceeding under Section 262 of the DGCL with respect to the Dissenting Company Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Option Shares or any cash or the promissory note delivered to the Company in payment for such Top-Up Option Shares should be considered in connection with the determination of the fair value of the Dissenting Company Shares in accordance with Section 262 of the DGCL.
          (f) Assignment of Top-Up Option. Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Merger Sub other than to Parent or a direct or indirect wholly owned Subsidiary of Parent, including by operation of Law or otherwise, and any attempted assignment in violation of this Section 2.4(f) shall be null and void.
ARTICLE III
THE MERGER
     3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence as the surviving corporation in the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”
     3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).
     3.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Vinson & Elkins LLP, located at 1001 Fannin, Suite 2500, Houston, Texas 77002, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the third Business Day after the day on which the last to be satisfied or waived of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing) shall be satisfied or waived in accordance with this Agreement. The date on which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”
     3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting and subject to the foregoing, at the Effective Time, all of the property, assets, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the Company as the Surviving Corporation and all of the debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Company as the Surviving Corporation.

     3.5 Certificate of Incorporation and Bylaws.
          (a) Certificate of Incorporation. At the Effective Time the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Annex B, and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.
          (b) Bylaws. At the Effective Time the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
     3.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the only directors of the Surviving Corporation, each to hold office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time, each to hold office until the earlier of his or her resignation, removal or death and the due election and qualification of their successors.
     3.7 Effect on Capital Stock.
          (a) Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of Parent, Merger Sub or the Company:
               (i) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of capital stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.
               (ii) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time other than (A) shares of Company Common Stock to be cancelled in accordance with Section 3.7(a)(iii), and (B) any Dissenting Company Shares (collectively, “Eligible Shares”) shall be canceled and automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest. Until the surrender of such Eligible Shares in the manner provided in Section 3.10, outstanding Certificates or book-entry representing Eligible Shares shall be deemed from and after the Effective Time, to evidence only the right to receive upon surrender the Merger Consideration, without interest. Each Dissenting Company Share, whether represented by a certificate or book-entry, shall thereafter represent only the right to receive the payments described in Section 3.8.

               (iii) Owned Company Common Stock and Dissenting Company Shares. Each share of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, and each Dissenting Company Share, shall be cancelled without any conversion thereof or consideration paid therefor, subject only to the rights of holders of Dissenting Company Shares as described in Section 3.8.
          (b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to shares of Company Common Stock occurring on or after the consummation of the Offer and prior to the Effective Time.
     3.8 Statutory Rights of Appraisal.
          (a) Notwithstanding anything to the contrary in this Agreement, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and as to which the holders have properly demanded appraisal of such shares of Company Common Stock pursuant to Section 262 of the DGCL, and have not effectively withdrawn such demand (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7, but rather such holders shall be entitled only to such rights and payments as are due in accordance with the provisions of Section 262 of the DGCL; provided, however, that all Dissenting Company Shares held by holders who shall have failed to perfect or who shall have otherwise waived, withdrawn or lost their rights to appraisal with respect to such Dissenting Company Shares under Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares, shall be deemed to have been an Eligible Share and to have been cancelled and converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest.
          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or negotiate, settle or offer to settle any such demands or approve any withdrawal of any such demands.
     3.9 Company Options and Restricted Stock.
          (a) Parent shall not assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, (i) prior to the Acceptance Time the Company shall cause the holders of each Company Option, whether vested or unvested, that remains outstanding immediately prior to the Acceptance Time to agree that each Company Option held by such holders shall be cancelled and terminated immediately prior to the Effective Time and (ii) in consideration of such cancellation and termination, each holder of each such Company Option shall be paid by the Surviving Corporation at or promptly after the Effective Time, an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, and (y) the Offer Price, less the per share exercise price of such Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Surviving Corporation by the holder of a Company Option).
          (b) Upon the terms and subject to the conditions set forth in this Agreement, any Company Restricted Stock Awards that vest as of or prior to the Acceptance Time shall be treated as shares of Company Common Stock for all purposes of this Agreement, including Section 2.1 and Section 3.7, and may be tendered to Merger Sub pursuant to the Offer. Each Company Restricted Stock Award under the Company Stock Plans that has not vested prior to the Effective Time, shall vest and all restrictions shall be removed from the shares of Company Common Stock subject thereto effective immediately prior to the Effective Time, so that all shares of Company Common Stock subject to such Company Restricted Stock Awards shall be treated as shares of Company Common Stock for all purposes of this Agreement, including Section 3.7 from and after the date of such vesting.
          (c) The Company and the Company Board shall take all actions they determine to be necessary or appropriate to effect the transactions contemplated by this Section 3.9 in a timely manner, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof. The Company shall take all actions it determines to be necessary or appropriate to ensure that neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Options or Company Restricted Stock Awards after the Acceptance Time.

     3.10 Exchange of Certificates.
          (a) Exchange Fund. At or before the Effective Time, Parent shall deposit (or cause Merger Sub to deposit) with a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”) an amount of cash sufficient in the aggregate to provide funds necessary to make payments to holders of Company Common Stock under Section 3.7(a)(ii) (such cash amount, excluding any interest or earnings thereon, being referred to herein as the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation. Any interest and other income or net profits resulting from such investments shall be promptly paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the consideration contemplated by Section 3.7(a)(ii), upon demand by the Payment Agent, Parent shall, or shall cause the Surviving Corporation to, promptly reimburse any such loss so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by Section 3.7(a)(ii). Upon Parent becoming aware that a holder of Dissenting Company Shares has effectively waived, withdrawn or lost such holder’s rights under Section 262 of the DGCL with respect to any Dissenting Company Shares, Parent shall make available or cause to be made available to the Payment Agent additional funds in an amount equal to the product of (x) the number of such Dissenting Company Shares and (y) the Merger Consideration.
          (b) Payment Procedures. Promptly following the Effective Time, Parent shall cause to be mailed to each holder of record as of the Effective Time of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented shares of Company Common Stock or (ii) shares of Company Common Stock represented by book-entry (“each, a “Book-Entry Share”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.7 (x) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Payment Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (y) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of Certificates for cancellation to the Payment Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, or delivery to the Payment Agent of an “agent’s message” in respect of Book-Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder shall be entitled to receive in exchange therefor a check in the amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.10(d)) equal to the product of (x) the number of shares represented by such holder’s properly surrendered Certificates and/or Book-Entry Shares, as applicable, and (y) the per share Merger Consideration, and the Certificates and Book-Entry Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of such Certificates and Book-Entry Shares.
          (c) Transfers of Ownership; Payment Other than to Registered Owner. At the Effective Time the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If the Merger Consideration is to be paid in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, it shall be a condition to payment that such Certificate or Book-Entry Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.
          (d) Withholding. Each of the Payment Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person pursuant to this Article III such amounts as may be required to be deducted or withheld therefrom or in respect thereof under U.S. federal, state or local or non-U.S. Tax Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (e) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to any Person for any amount from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (f) Termination of Exchange. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares on the date that is 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Book-Entry Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 3.10 shall thereafter look solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III. Any amounts remaining unclaimed by holders of Company Common Stock that were issued and outstanding immediately prior to the Merger two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
     3.11 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, each holder of a Certificate or Book-Entry Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.7. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.
     3.12 Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 3.7; provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as Parent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.
     3.13 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) as set forth in the disclosure schedule delivered by the Company to Parent as of the date of this Agreement (the “Company Disclosure Letter”) (it being understood that the disclosure of information in the Company Disclosure Letter as an exception to, or for disclosure purposes of, a particular representation or warranty (or covenant, as applicable) in this Agreement shall be deemed adequately disclosed as an exception to, or for disclosure purposes of, any other representations, warranties and covenants herein (except for Sections 4.2 and 4.25) to which the relevance of such item thereto is reasonably apparent on the face of such disclosure) and (ii) to the extent set forth in the Company SEC Reports filed with the SEC and made publicly available prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent that they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that no disclosure made in any Company SEC Report shall be deemed to qualify, modify or apply to Section 4.2 or Section 4.5, the Company hereby represents and warrants to Parent and Merger Sub as follows:
     4.1 Organization; Good Standing.
          (a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is not in violation of its certificate of incorporation or its bylaws.
          (b) The Company is duly licensed and qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or in good standing (or equivalent status) would not reasonably be expected to result in a Company Material Adverse Effect.
          (c) The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws, as amended to date, of the Company.
     4.2 Corporate Power; Enforceability; Stockholder Approval.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval if required by applicable Law, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than, in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval if required by applicable Law.
          (b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity.
          (c) The only vote of the holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the transactions contemplated hereby is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock if Section 253 of the DGCL will not permit the consummation of the Merger without a meeting of the stockholders of the Company (the “Requisite Stockholder Approval”).
     4.3 Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or the certificates of incorporation, bylaws or other constituent documents of any of the Company’s Subsidiaries, (b) subject to obtaining such Consents set forth in Section 4.3 of the Company Disclosure Letter, and except as set forth on Section 4.19(j) of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents referred to in Section 4.4 are obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval if required by applicable Law, violate or conflict with in any material respect any Law or Order applicable to the Company or any of its Subsidiaries or by which any which of their assets or properties are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of their assets or properties, except in the case of clause (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which could not be material to the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.
     4.4 Governmental Approvals. No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”) any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for (a) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, or any rules or regulations promulgated by the SEC thereunder, (c) the filing of a premerger notification and report form by the Company under the HSR Act, (d) notifications to NASDAQ, and (e) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to result in a Company Material Adverse Effect.
     4.5 Company Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 180,000,000 shares of Company Common Stock, and (ii) 10,000,000 shares of Company Preferred Stock. As of the close of business in New York City on October 14, 2011 (the “Capitalization Date”), (A) 117,314,532 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) 324,391 shares of Company Capital Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of any preemptive rights.
          (b) As of the close of business on the Capitalization Date, there were 1,941,884 shares of Company Common Stock reserved for future issuance under the Company Stock Plans. As of the close of business on the Capitalization Date, there were outstanding Company Options to purchase 4,400,580 shares of Company Common Stock and 657,928

Company Restricted Stock Awards and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock Awards, other than as permitted by Section 6.1(b). Section 4.5(b) of the Company Disclosure Letter sets forth, as of the close of business in New York City on the Capitalization Date, a list of each outstanding Company Option and Restricted Stock Award (collectively, the “Company Equity Awards”) granted under the Company Stock Plans and (i) the name of the holder of such Company Equity Award, (ii) the number of shares of Common Stock subject to such outstanding Company Equity Award, (iii) the date on which such Company Equity Award was granted or issued, (iv) the applicable vesting schedule, and (v) with respect to Company Options, the exercise price or base price of such Company Option and the date on which such Company Option expires.
          (c) Except as set forth in Section 4.5(c) of the Company Disclosure Letter, as of the date hereof, none of the Company or any of its Subsidiaries has any indebtedness for borrowed money other than intercompany indebtedness owed to the Company or one of its Subsidiaries.
          (d) Except as set forth in this Section 4.5, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any Voting Debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the Company Capital Stock, being referred to collectively as “Company Securities”), and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of shares of Company Common Stock pursuant to the terms of Company Stock Plans.
          (e) Except as set forth on Section 4.5(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of (other than agreements pursuant to which the Company’s registration obligations have already been satisfied), or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.
     4.6 Subsidiaries.
          (a) Section 4.6(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Each of the

Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or in good standing (or equivalent status) would not reasonably be expected to result in a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation, bylaws or other constituent documents, as amended, of each of the Company’s Subsidiaries. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.
          (b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable and (ii) is owned beneficially and of record by the Company or one of its wholly owned Subsidiaries set forth in Section 4.6(a) of the Company Disclosure Letter, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by Parent of such Subsidiary’s business as presently conducted except as set forth in Section 4.6(b) of the Company Disclosure Letter.
          (c) There are no outstanding (i) shares of capital stock of or other voting or equity interests in any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iv) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any Voting Debt) in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii), (iv), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (v) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.
          (d) Neither the Company nor any of the Company’s Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person.

     4.7 Company SEC Reports.
          (a) Since December 31, 2008, the Company has filed all forms, reports, statements, schedules and other documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports statements, schedules and other documents with the SEC that are required to be filed by it under applicable Laws prior to such time (all such forms, reports and documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K and, in all cases, all exhibits and schedules thereto, the “Company SEC Reports”). As of its respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its respective filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (i) each Company SEC Report complied, or will comply, as the case may be, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, including the rules and regulations promulgated thereunder, each as in effect on the date such Company SEC Report was, or will be, filed or effective, and (ii) each Company SEC Report did not, and will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Company SEC Reports filed since December 31, 2008 have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
          (b) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required of him or her under Rule 13a-14 or 15d-15 of the Exchange Act or Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, and the statements contained in such certifications are true and accurate in all material respects as of the date of this Agreement. The Company and each of its officers and directors has been and is in material compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.
     4.8 Company Financial Statements; No Undisclosed Liabilities.
          (a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been or will be, as the case may be, prepared, in all material respects, in accordance with GAAP consistently applied during the periods and at the dates involved (except as indicated in the financial statements or notes to financial statements and subject, in the case of any unaudited financial statements to normal year-end audit adjustments and the absence of footnote disclosure, none of which adjustments are material in amount or effect), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

          (b) Neither the Company nor any of its Subsidiaries has any Liabilities, other than (a) Liabilities set forth in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, and (d) Liabilities that have not resulted or would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. As of the date hereof, there is no outstanding indebtedness under the Company Credit Agreement.
     4.9 Compliance with Laws. The Company and each of its Subsidiaries and, to the Knowledge of the Company (which for purposes of this Section 4.9 shall mean the actual knowledge (without regard to inquiry) of the persons listed in Section 1.1(k) of the Company Disclosure Letter), each third party operator of any Oil and Gas Properties of the Company is in compliance in all material respects with all Law and Orders applicable to the Company and its Subsidiaries, except as would not be reasonably expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are under investigation with respect to any material violation of any applicable Laws.
     4.10 Permits. Except as would not be reasonably expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have all permits, certificates, licenses, consents, approvals, franchises or other similar authorizations from Governmental Authorities necessary for the conduct of their respective businesses as currently conducted (“Permits”) (other than Environmental Permits which are addressed in Section 4.21), and (a) all such Permits are valid and in full force and effect, (b) neither the Company nor any of its Subsidiaries is in default under, and no condition exists, that with notice or lapse of time or both would constitute a default under, such Permits, (c) none of such Permits will, to the Knowledge of the Company, be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby and, (d) no suspension or cancellation of any Permits, in whole or in part, is pending or, to the Knowledge of the Company, threatened.
     4.11 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their Assets that would reasonably be expected to result in a Company Material Adverse Effect. As of the date hereof, none of the Company, any of its Subsidiaries or any of their Assets is subject to any settlement agreement or Order that would reasonably be expected to result in a Company Material Adverse Effect.
     4.12 Corporate Governance. The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP for the Company and its Subsidiaries and includes policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and its Subsidiaries and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on its financial statements. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 of the Exchange Act. Such disclosure controls are sufficient to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls prior to the date hereof, the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2008, (i) neither the Company nor any of the Company’s Subsidiaries, nor to the Knowledge of the Company, any director or executive officer of the Company or any of the Company’s Subsidiaries has, and, to the Knowledge of the Company, no other officer, employee or accountant of the Company or any of the Company’s Subsidiaries has, received any complaint, allegation, assertion or claim, in writing (or, to the Knowledge of the Company, orally) that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
     4.13 Material Contracts.
          (a) For all purposes of and under this Agreement, a “Material Contract” shall mean:
               (i) any agreement that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than agreements pursuant to which the Company no longer has ongoing obligations but is required to disclose such agreements pursuant to Item 601(b)(10) of Regulation S-K by virtue of the fact that the agreement was entered into not more than two years before a filing) or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act;

               (ii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors or principals, or any holder 5% or more of the outstanding shares of Company Common Stock (or any such Person’s Affiliates) on the other hand;
               (iii) any Contract which, upon the consummation of the transactions contemplated by this Agreement, would (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from Parent, Merger Sub, the Company or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing;
               (iv) any Contract which limits or otherwise restricts in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, the Company, Parent or any of their respective Subsidiaries) from (A) engaging or competing in any line of business, in any geographical location or with any Person, (B) selling any products or services of or to any other Person or in any geographic region or (C) obtaining products or services from any Person;
               (v) any Contract (A) relating to the license, disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of a material amount of assets other than in the ordinary course of business consistent with past practice, (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person, other business enterprise other than the Company’s Subsidiaries or any real property, or (C) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations or other contingent payment obligations;
               (vi) any Contract that relates to the formation, creation, operation, management or control of any (A) joint venture or (B) partnership, collaboration, limited liability company, joint marketing, distribution or similar arrangement that, in the case of clause (B), is material to the Company and its Subsidiaries, taken as a whole, or pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;
               (vii) any Contract which includes any material “most favored nations” terms and conditions (including with respect to pricing), any material exclusive dealing arrangement, any material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of the Company or its Subsidiaries (or, after the Effective Time, the Company, Parent or any of their respective Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;
               (viii) any Contract or series of related Contracts with customers or distributors pursuant to which the Company or any of its Subsidiaries has received or expects to receive in the twelve months following the Company Balance Sheet Date $10,000,000 or more in receivables;

               (ix) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets pursuant to which the Company and the Company’s Subsidiaries made payments of $10,000,000 or more during the twelve-month period ending on the Company Balance Sheet Date;
               (x) any Contract providing for the sale by the Company or any of its Subsidiaries of material amounts of Hydrocarbons which contains a “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefore;
               (xi) any Contract involving the transportation of more than 25,000 Mcf (or the MBtu equivalent) of Hydrocarbons per day (calculated on a yearly average basis);
               (xii) all Contracts, commitments or understanding under which the Company or any of its Subsidiaries has agreed to perform land contract drilling for any third party;
               (xiii) any agreement under which (A) any Person (other than the Company or any of the Company’s Subsidiaries) has directly or indirectly guaranteed any Liabilities or obligations of the Company or any of the Company’s Subsidiaries or (B) the Company or any of the Company’s Subsidiaries has directly or indirectly guaranteed any Liabilities or obligations of any other Person (other than the Company or any of the Company’s Subsidiaries), in each case of clauses (A) and (B), other than endorsements for the purpose of collection in the ordinary course of business;
               (xiv) any Contract that involves or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) outside the ordinary course of business;
               (xv) any Contract in respect of any Derivative Transaction other than Derivative Transactions set forth on Section 4.13(a)(xii) of the Company Disclosure Letter;
               (xvi) any Contract that could prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement; and
               (xvii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvi) above.
          (b) Section 4.13(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement, except those which are included in the Company SEC Reports. As of the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been made available to Parent.

          (c) Each Material Contract is valid and binding in all material respects on the Company or each such Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity. Neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto.
     4.14 Real Property.
          (a) Except for the Oil and Gas Properties and except as set forth in Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any real property.
          (b) Section 4.14(b) of the Company Disclosure Letter contains a complete and accurate list of any real property (other than Oil and Gas Properties) leased, subleased or licensed by the Company or any of its Subsidiaries (such property, the “Leased Real Property”) and all of the leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future any such real property, which list sets forth each Lease and the address, landlord and tenant for each Lease. The Company has made available to Parent a complete and accurate copy of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens.
          (c) Section 4.14(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any portion of the Leased Real Property.
          (d) All of the Leases set forth in Section 4.14(b) and Section 4.14(c) of the Company Disclosure Letter are each in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto in each case except as is not reasonably likely to result, individually or in the aggregate, in a Company Material Adverse Effect.
     4.15 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets (other than Oil and Gas Properties) owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens except where such failure to have title or leasehold interests would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
     4.16 Oil and Gas Properties.
          (a) Except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by CGA relating to the Company interests referred to therein as of December 31, 2010 (the “Company Reserve Reports”) or (ii) reflected in the Company Reserve Reports or in the Company SEC Reports as having been sold or otherwise disposed of, as of the date hereof, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Liens, except for (A) Liens reflected in the Company Reserve Reports or in the Company SEC Reports filed prior to the date of this Agreement, (B) Liens for current Taxes not yet due and payable, and (C) Permitted Liens and (D) such imperfections of title, easements, Liens, government or tribal approvals or other matters and failures of title as would not reasonably be expected to have a Company Material Adverse Effect. For purposes of the foregoing sentence, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing or otherwise proven Oil and Gas Properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept, acting reasonably.
          (b) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect, the factual, non-interpretive data supplied to CGA relating to the Company interests referred to in the Company Reserve Reports as of December 31, 2010, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Reports was, as of the time provided, accurate. The Company has no Knowledge of any material errors in the assumptions and estimates provided by the Company and its Subsidiaries to CGA in connection with their preparation of the Company Reserve Reports. The estimates of proved oil and gas reserves provided by the Company and its Subsidiaries to CGA in connection with the preparation of the Company Reserve Reports complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC. The Company’s internal proved reserve estimates prepared by management for the year ended December 31, 2010 were not, taken as a whole, materially lower than the conclusions in such Company Reserve Reports. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the

Company Reserve Reports that has had or would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
     (c) All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason other than awaiting preparation and approval of division order title opinions for recently drilled wells. The gross and net undeveloped acreage of the Company and its Subsidiaries as reported in the most recent Company SEC Reports was correct in all material respects as of the date of such Company SEC Reports, and there have been no material negative changes in such gross and net undeveloped acreage since such date.
     (d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the material leases and other agreements pursuant to which the Company and its Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Company Reserve Reports are in good standing, valid and effective, and (ii) all rentals, shut-ins and similar payments due by the Company or any of its Subsidiaries to any lessor of any such oil and gas leases have been properly and timely paid. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries have paid all royalties, minimum royalties, overriding royalties and other burdens on production due by the Company and its Subsidiaries with respect to their Oil and Gas Properties.
     (e) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, all Oil and Gas Properties operated by the Company or its Subsidiaries have been operated in all material respects in accordance with reasonable, prudent oil and gas field practices and in material compliance with the applicable oil and gas leases and applicable Law.
     (f) None of the material Oil and Gas Properties of the Company or any of its Subsidiaries is subject to any preferential purchase, consent or similar right which would become operative as a result of the transactions contemplated by this Agreement, other than consent or similar rights arising under federal leases.
     4.17 Intellectual Property. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens; (b) no Legal Proceeding or Orders are pending or, to the Knowledge of the Company, threatened (including cease and desist letters or requests for a license) against the Company or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property; (c) the operation of the Company and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate the Intellectual Property of any other person and no other person is infringing, misappropriating or violating their Intellectual Property; (d) all patents, registrations and applications for Intellectual Property owned by the Company or any of its Subsidiaries and used in the operation of their businesses as currently conducted are subsisting and unexpired, have not been abandoned or cancelled, and are valid and enforceable; and (e) the Company and its Subsidiaries take all reasonable actions to protect their Intellectual Property (including trade secrets and confidential information) that is used in the operation of their business as currently conducted, and require all persons who can reasonably be expected to create or contribute to proprietary Intellectual Property to assign all of their rights therein to the Company, to the extent there is no cost for doing so to the Company.
     4.18 Employment Matters.
          (a) No Termination. Except as set forth in Section 4.18(a) of the Company Disclosure Letter, as of the date of this Agreement, no executive officer has provided notice of termination of employment or expressed his or her intention to terminate employment with the Company or any of its Subsidiaries.
          (b) Employee Agreements. Except as set forth in Section 4.18(b) of the Company Disclosure Letter, there are no collective bargaining agreements, individual employment agreements, employment or other labor practices, policies or procedures, or other representations, whether written or, to the Company’s Knowledge, oral, which have been made to any employee of the Company or any of its Subsidiaries that commit the Buyer to retain them as employees for any period of time subsequent to the Closing, or that are, in any way inconsistent with their possible future status with the Buyer as employees-at-will who may be terminated at any time without cause or notice, except as otherwise provided by law. Section 4.18(b) of the Company Disclosure Letter sets forth the following information for each employee of the Company or any of its Subsidiaries, including each employee on leave of absence: employer; name; date of hire; job title; current compensation paid or payable; and a list of the terms of any and all material agreements relating to the terms and conditions of employment, including but not limited to any employment, retention, severance, change of control, nondisclosure, and noncompetition agreements, entered into with such person.
          (c) Employee Claims. Except as could not be material to the Company and its Subsidiaries, taken as a whole, there are no, and for the past three years have been no, Legal Proceedings pending, or written demands made, against the Company or any of its Subsidiaries with respect to employment, including for: (i) alleged unpaid wages or other compensation; (ii) employee benefits (other than routine claims for benefits under any Employee Plan); (iii) alleged unlawful, wrongful or discriminatory employment or labor practices; (iv) alleged breach of contract or other claims arising under a collective bargaining, individual employment agreement or any other employment or other labor practices, policies or procedures; (v) alleged violation of any Law, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (vi) alleged violation of occupational safety and health standards; or (vii) alleged violation of plant closing and mass layoff, immigration, workers’ compensation, whistleblower Laws, or other employment or labor relations Laws, and to the Company’s Knowledge, no basis exists for such claims.
          (d) WARN Act. Neither the Company nor any of its Subsidiaries have taken any action during the two years prior to the date of this Agreement that constitutes a plant closing, mass layoff or other termination of employees which would create any obligations upon, or liabilities for, the Company or its Subsidiaries under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state Laws.
          (e) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”) and (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union, works council or other representative body to organize any employees of the Company or any of its Subsidiaries.
          (f) For the three (3) years prior to the date of this Agreement, the Company and its Subsidiaries have complied with applicable Laws with respect to employment (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, worker classification and collective bargaining), except for such noncompliance that would not reasonably be expected to have a Company Material Adverse Effect.
          (g) Except as could not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.
          (h) Except as could not be material to the Company and its Subsidiaries, taken as a whole, (i) no current or former independent contractor of the Company or any of its Subsidiaries could be deemed to be a misclassified employee of the Company or its Subsidiaries with respect to the services performed in the capacity as an independent contractor, and (ii) neither the Company nor any of its Subsidiaries has ever had any temporary employees that were not treated and accounted for in all respects as employees of the Company or such Subsidiary.
     4.19 Employee Plans.
          (a) Section 4.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Employee Plan. For purposes of this Agreement, “Employee Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment, consulting, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing, but, if not in writing, only if material) maintained or contributed to by the Company or its Subsidiaries for the benefit of, or relating to, any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (any such other trade or business to be referred to as an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability. With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto, (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code, (C) the current plan documents and summary plan descriptions, or a written description of the terms of any material Employee Plan that is not in writing, (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements, and (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any pending compliance issues in respect of any such Employee Plan.
          (b) Neither the Company nor any ERISA Affiliate or, to the Knowledge of the Company, any employee or Representative of the Company or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Employee Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Employee Plan, except as could not result in any Liability that is material to the Company and its Subsidiaries, taken as a whole.
          (c) Except as set forth in Section 4.19(c) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had an obligation to contribute to (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA), or (iv) an employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.
          (d) Except as set forth in Section 4.19(d) of the Company Disclosure Letter, each Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and with all applicable Law and Collective Bargaining Agreements, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.
          (e) Except as could not be material to the Company and its Subsidiaries, taken as a whole, each Employee Plan that is subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code.
          (f) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to such Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.
          (g) Except as could not be material to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.
          (h) Except as set forth in Section 4.19(h) of the Company Disclosure Letter, no Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.
          (i) Each Employee Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter or, in the case of a preapproved Plan, is the subject of an opinion letter, from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.
          (j) Except as set forth in Section 4.19(j) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Except as set forth in Section 4.19(j) of the Company Disclosure Letter, and without limiting the generality of the foregoing, no amount paid or payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code
          (k) Except as could not be material to the Company and its Subsidiaries, taken as a whole, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.
          (l) Except as could not be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could reasonably be expected to be subject to any liability due to a violation of the terms of any Employee Plan, ERISA, the Code or applicable regulatory guidance issued by any Governmental Authority, Collective Bargaining Agreement or any other applicable Law.

          (m) Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.
          (n) Except as set forth in Section 4.19(n) of the Company Disclosure Letter, no deduction for federal income Tax purposes for the 2011 taxable year is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.
          (o) No asset of the Company, any of its Subsidiaries or any of its ERISA Affiliates is subject to any Lien under ERISA or the Code.
          (p) No Employee Plan is subject to the laws of any jurisdiction outside of the U.S.
          (q) (i) Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and (iii) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements of the Company in accordance with the Exchange Act and all other applicable Laws. The per share exercise price of each Company Option is equal to or greater than the fair market value of the underlying Company Common Stock determined as prescribed by the applicable Company Stock Plan on the effective date of the corporate action effectuating the grant of such Company Option or later effective date of grant, if applicable, and no such Company Option provides for a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i)(A).
     4.20 Tax Matters. For purposes of this Section 4.20, references to the Company shall be deemed to include any and all Subsidiaries thereof.
          (a) All material Tax Returns required to be filed by or with respect to the Company have been duly and timely filed. Each such Tax Return is true, correct and complete in all material respects. All material Taxes owed by the Company or for which the Company may be liable which are or have become due have been paid in full, except for Taxes for which adequate reserves (determined in accordance with GAAP) have been established. All Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in all material respects. There are no Liens (other than Permitted Liens) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.
          (b) There is no claim against the Company for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of the Company,

threatened with respect to any Taxes or Tax Returns of or with respect to the Company. No Tax audits or administrative or judicial proceedings are being conducted, pending or, to the Knowledge of the Company, threatened with respect to the Company. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
          (c) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.
          (d) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the three years prior to the date of this Agreement or (ii) in a distribution which could reasonably otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
          (e) The Company has not (i) participated, within the meaning of Treas. Reg. § 1.6011-4(c), in any “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2), (ii) claimed any deduction, credit, or other Tax benefit by reason of any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulation Section 301.6112-1.
          (f) The Company (i) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local or non-U.S. income Tax purposes (other than a group the common parent of which was and is the Company), (ii) has never been a party to or bound by any Tax sharing, indemnification or allocation agreement or arrangement, and (iii) does not have any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract, or otherwise.
          (g) The Company has made available to Parent accurate and complete copies of all income Tax Returns filed by the Company during the past three years.
          (h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S.

income Tax Law) executed on or prior to the Closing Date, or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.
          (i) The Company has not entered into any Contract or arrangement with any Taxing Authority that requires the Company to take any action or to refrain from taking any action after the Closing Date. The Company is not a party to any Contract with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.
          (j) The provision for Taxes set forth on the Company Balance Sheet included in the financial statements has been made in accordance with GAAP. The Company has not incurred any Liabilities for Taxes since the Company Balance Sheet Date (i) arising from extraordinary gains or losses, as that term is used in GAAP or (ii) outside the ordinary course of business.
          (k) The Company does not own any interest in any property located outside of the United States or entity organized under the laws of a non-U.S. jurisdiction. None of the property of the Company is “tax exempt use property” (within the meaning of section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of section 168(g)(5) of the Code).
          (l) There is no material property or obligation of the Company, including uncashed checks to vendors, customers, or employees, non refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.
          (m) The Company maintains accurate and complete records complying with Treasury Regulations Section 1.382-2T(a)(2)(iii) of the Treasury Regulations, and no ownership change (as defined in Section 382(g) of the Code) has occurred with respect to the Company after December 31, 2005.
          (n) All of the Company’s property that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of the Company’s property constitutes omitted property for property Tax purposes.
          (o) The Company is not subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence.
          (p) The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Taxing Authority.
     4.21 Environmental Matters. Except for any such matters that, individually or in the aggregate, have not had and would not be reasonably expected to have a Company Material Adverse Effect and except as set forth in Section 4.21 of the Company Disclosure Letter:

          (a) Each of the Company and each of its Subsidiaries and their respective Assets and operations are, and during the relevant time periods specified in all applicable statutes of limitations, have been, in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Environmental Permits required under applicable Environmental Laws to conduct their respective businesses and operations, and compliance with the terms and conditions thereof).
          (b) To the Company’s Knowledge, there are no pending or threatened material claims, demands, actions, administrative proceedings, lawsuits, information requests or investigations against the Company or any of its Subsidiaries or affecting any of their respective properties, assets or operations under any Environmental Laws.
          (c) There has been no Release of any Hazardous Material by the Company or any of its Subsidiaries onto, beneath or from (i.e., migration) any of their respective properties or assets that could reasonably be expected to result in any material investigatory, monitoring, remedial or corrective action obligation on the part of the Company or any of its Subsidiaries under Environmental Laws.
          (d) Neither the Company nor any of its Subsidiaries has received any unresolved notice asserting an alleged liability or obligation under any applicable Environmental Law with respect to any investigatory, monitoring, remedial or corrective activity at any real properties where the Company transported or disposed or arranged for the transport or disposal of any Hazardous Materials and, to the Company’s Knowledge, there are no conditions or circumstances that would reasonably be likely to result in the receipt of such notice. Neither the Company nor any of its Subsidiaries has been notified that it has been identified as a potentially responsible party or received a request for information, under CERCLA or any similar state or local Law.
          (e) Neither the Company nor any of its Subsidiaries entered into, and is not otherwise subject to, any agreements, consents, orders, decrees or judgments pursuant to Environmental Law that (i) prevent or limit or impair in any material respect the development or operation of their properties, (ii) impose material restrictions or conditions on the future use or operation of their properties, or (iii) require any investigatory, monitoring, remedial or corrective activity with respect to the present condition of, or as a result of any operations upon, their properties
          (f) There has been no exposure of any person or property to any Hazardous Material from, by, or in connection with the Company and its Subsidiaries’ properties or operations that could reasonably be expected to form the basis of a claim for material damages or compensation.
          (g) The Company has made available to Parent complete and accurate copies of all internal and external environmental assessments, reports, audits and studies and all material correspondence on environmental matters prepared in the last five years relating to the Company and its Subsidiaries’ properties, assets, and operations that are in the Company’s Knowledge in the possession, custody, or control of the Company.

     4.22 Insurance. The Company and its Subsidiaries have all material policies of insurance (including fidelity bonds and other similar instruments) relating to the Company, its Subsidiaries or any of their respective employees or directors, or Assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. The Company has made available to Parent complete copies of, all material policies of insurance relating to the Company, its Subsidiaries or any of their respective employees or directors or its Assets (including fidelity bonds and other similar instruments). All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. There is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights and there has been no threatened termination of or material premium increase with respect to, or material alteration of coverage under, any such insurance policies.
     4.23 Brokers. Except for Jefferies & Company, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company is solely responsible for the fees and expenses of Jefferies & Company, Inc. as and to the extent set forth in the engagement letter dated July 5, 2011. The Company has previously delivered to Parent a true, complete and correct copy of such engagement letter.
     4.24 Schedule TO; Schedule 14D-9 and Proxy Statement.
          (a) The information provided in writing by or on behalf of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) The Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9.
          (c) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting, if necessary (collectively, as amended or supplemented, the “Proxy Statement”), will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.
     4.25 Absence of Certain Changes.
          (a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any Company Material Adverse Effect that is continuing.
          (b) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of Section 6.1(b), had such section been in effect since the Company Balance Sheet Date.
     4.26 Opinion of Financial Advisor. The Company Board has received the opinion of Jefferies & Company, Inc. (the “Fairness Opinion”) dated the date of this Agreement to the effect that, as of such date, the Offer Price to be received by holders of shares of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to such holders.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
     Parent and Merger Sub hereby represent and warrant to the Company as follows:
     5.1 Organization; Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law.
     5.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.
     5.3 Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub, or (b) assuming the Consents referred to in Section 4.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound, except for such violations or conflicts which would not, individually or in the aggregate, prevent the consummation by Parent and Merger Sub of the transactions contemplated hereby or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.
     5.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (a) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) the filing of a premerger notification and report form by Parent under the HSR Act, (d) notifications to the New York Stock Exchange, and (e) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to result in a Parent Material Adverse Effect.
     5.5 Schedule TO; Schedule 14D-9 and Proxy Statement.
          (a) The Schedule TO and the Offer Documents will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.
          (b) The information provided in writing by Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (c) The information provided in writing by Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement, if necessary, will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.
     5.6 Brokers. Except for Tudor, Pickering, Holt & Co. and Goldman Sachs, the fees and expenses of which will be paid by Parent, no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
     5.7 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement.
     5.8 Available Funds. Parent and/or Merger Sub has available, and will have available at the time Merger Sub accepts for payment the shares of Company Common Stock tendered into the Offer and not properly withdrawn, and at the Effective Time, cash in an aggregate amount sufficient to pay the aggregate Offer Price, the aggregate per-share Merger Consideration and the other payment obligations of Parent and Merger Sub hereunder, and to enable Parent and Merger Sub to perform all of their respective obligations hereunder and effect the Closing on the terms contemplated by this Agreement, and there is no restriction on the use of such cash for such purpose.
ARTICLE VI
COVENANTS OF THE COMPANY
     6.1 Interim Conduct of Business. Except as otherwise expressly authorized by this Agreement, as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as set forth in Section 6.1 of the Company Disclosure Letter, from the date hereof until the earlier of the termination of this Agreement pursuant to Article X and the Effective Time, the Company agrees:
          (a) The Company shall, and shall cause its Subsidiaries to, (i) preserve intact their current, respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable best efforts to preserve its relationships with customers, suppliers and others having business dealings with it, in each case to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time and (ii) preserve their workforce intact as such workforce exists as of the date of this Agreement; provided, however, that nothing in this Section 6.1(a) shall prevent the Company or its Subsidiary from terminating the employment of an employee or hiring an individual to provide services with respect to the Company’s business so long as such termination or hiring (A) is consistent with the operation of the Company’s business in the ordinary course of business as conducted on the date hereof and (B) occurs after providing Parent and Merger Sub with prior written notice of such anticipated termination or hiring.
          (b) Without limiting the generality of Section 6.1(a):
               (i) Except for transactions solely among the Company and its wholly-owned Subsidiaries, the Company shall not and it shall use its reasonable best efforts not to permit any of its Subsidiaries to: (A) declare, set aside or pay any dividends on or make other distributions (whether in cash, stock, property or otherwise) in respect of any capital stock or interests in the Company or any of its Subsidiaries; (B) split, combine or reclassify any capital stock or interests in the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or interests in the Company or any of its Subsidiaries, or otherwise authorize, recommend or propose any material change in the Company’s or any of its Subsidiaries’ capitalization; (C) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of capital stock or interests in the Company or any of its Subsidiaries, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan; or (D) enter into any Contract with respect to the voting of any shares of the capital stock or interests in the Company or any of its Subsidiaries.
               (ii) The Company shall not, and it shall use its reasonable best efforts not to permit any of its Subsidiaries to, offer, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), or authorize or propose to offer, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), any shares of the capital stock of any class of the Company or any of its Subsidiaries, any Voting Debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt, other voting securities or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of stock options granted under the Company Stock Plans that are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to the Company Stock Plans and (B) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock to its parent.
               (iii) The Company shall not adopt or propose any amendments to the Company’s or any Subsidiary’s Charter Documents.
               (iv) Other than as may be necessary or required by law to consummate the transactions contemplated hereby or dispositions of Hydrocarbons and/or leasehold trades in the ordinary course of business, the Company shall not, and it shall not permit any of its Subsidiaries to, sell, assign, license, transfer, convey, lease (whether such lease is an operating or capital lease), encumber or subject to any Lien (other than a Permitted Lien or any Lien that will be released at or prior to the Effective Time) or otherwise dispose of, or agree to do any of the foregoing with respect to, any of its assets (including the capital stock or other equity interests in any Subsidiary of the Company); provided that the foregoing shall not prohibit the Company and its Subsidiaries from (x) disposing of assets having a fair market value of less than $30,000,000 in the aggregate or (y) selling, assigning, licensing, transferring, conveying, leasing or disposing of obsolete equipment or assets being replaced, in each case of clauses (x) and (y) in the ordinary course of business consistent with past practice or (z) closing of sales for which contracts were entered into prior to the date of this Agreement and disclosed in the Company Disclosure Letter.
               (v) Except as otherwise permitted or contemplated by this Agreement, the Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.
               (vi) The Company shall not, nor shall the Company permit any of its Subsidiaries to, make any material changes in their accounting methods, principles or practices, except as required by Law, rule, regulation or GAAP.
               (vii) The Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates, other than with wholly owned Subsidiaries of the Company, on terms less favorable to the Company or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s length basis.
               (viii) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses, and maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by Company.
               (ix) Other than leasehold trades, the Company shall not, nor shall the Company permit any of its Subsidiaries to, directly or indirectly acquire in any transaction (A) any equity interest in or business unit of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or (B) any assets other than assets acquired (i) pursuant to Section 6.1(b)(xii) or (ii) in the ordinary course of business involving not more than $10,000,000 in the aggregate.
               (x) The Company shall not (A) make, change or rescind any material express or deemed election relating to Taxes (including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where the Company has the capacity to make such binding election); (B) change any material annual Tax accounting period; (C) file any material amended Tax Return; (D) enter into any material closing agreement; (E) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (F) surrender any material right to claim a Tax refund; (G) consent to the extension or waiver of the limitations period applicable to any material Tax claim or assessment, or take or omit to take any other action if such action or omission would have a material and adverse effect on the Company or Parent; or (H) change in any material respect any of its methods of reporting income or deductions for U.S. federal income Tax purposes from those employed in the preparation of its U.S. federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to materially and adversely affect the Company or Parent.
               (xi) The Company shall not, nor shall the Company permit any of its Subsidiaries to: (A) grant any increases in the compensation of any of its directors, officers, employees or other service providers, except increases to employees or service providers who are not directors or officers made in the ordinary course of business and in accordance with past practice; (B) increase any severance or termination pay (including the acceleration in the exercisability of any Company Option or vesting of any Company Restricted Stock Award); (C) pay or agree to pay any material pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Employee Plans, in each case as in effect on the date hereof; (D) amend or modify in any material respect, any Employee Plan, except to the extent an amendment or modification is necessary to comply with applicable Law or to preserve the intended tax treatment of the benefit; (E) enter into any new, or amend any existing, material employment, severance, retention, change-in-control or termination agreement with any director, officer or employee; (F) grant any options or other awards under Company Stock Plans except for options and awards made to newly hired employees in the ordinary course of business and in accordance with past practice; or (G) become obligated under any new Employee Plan, which was not in existence or approved by the Company Board prior to the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.
               (xii) The Company shall not, nor shall the Company permit any of its Subsidiaries to (A) except as set forth on Section 6.1 of the Company Disclosure Letter, modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any Subsidiaries of the Company; (B) incur any indebtedness for borrowed money other than under the Company Credit Agreement; (C) guarantee, assume or otherwise become liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company, any of its Subsidiaries, or any other Persons; (D) enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof other than Permitted Liens; or (E) make or commit to make aggregate capital expenditures other than capital expenditures made substantially in accordance with the Company’s October 2011 oil and gas capital expenditure forecast set forth in Section 6.1(b)(xii) of the Company Disclosure Letter.
               (xiii) The Company shall not, nor shall the Company permit any of its Subsidiaries to, discharge or settle any Liabilities owed to the Company or any of its Subsidiaries (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $5,000,000 individually or $10,000,000 in the aggregate.
               (xiv) The Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Subsidiary of the Company, or that would reasonably be expected to, limit or restrict the Company, the Surviving Corporation or any of the Company’s other Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of (A) Parent or any of its Subsidiaries or (B) the Company, the Surviving Corporation or any of the Company’s other Subsidiaries.
               (xv) The Company shall not, nor shall the Company permit any of its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party, or fail to enforce, to the fullest extent permitted by law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof.
               (xvi) The Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into any Collective Bargaining Agreement applicable to the employees of the Company or any of its Subsidiaries.
               (xvii) The Company shall not, nor shall the Company permit any of its Subsidiaries to, make any loans or advances to any Person other than in the ordinary course of business or cancel any material indebtedness for borrowed money owed to the Company or any of its Subsidiaries or waive any claims or rights of substantial value, in each case other than in the ordinary course of business.
               (xviii) Except as permitted under this Section 6.1(b), the Company shall not, nor shall the Company permit any of its Subsidiaries to, (A) enter into any Contract that would be a Company Material Contract or (B) terminate or materially amend, modify or waive any provision of any Company Material Contract.
               (xix) The Company shall not, nor shall the Company permit any of its Subsidiaries to, (A) transfer, assign, pledge, convey or grant any ownership interest or exclusive license or right to any Company Intellectual Property, except in the ordinary course of business; (B) grant any material nonexclusive license to any Company Intellectual Property, except in the ordinary course of business; (C) take any action that would, or fail to take any action the failure of which would, directly or indirectly cause any of the Company Intellectual Property to enter the public domain or result in the abandonment, unenforceability or invalidity of any such Company Intellectual Property; or (D) extend, amend or modify any Person’s license rights to any Company Intellectual Property, other than in the ordinary course of business.
               (xx) The Company shall not, nor shall the Company permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.
     6.2 No Solicitation.
          (a) The Company shall, and shall cause each of its Subsidiaries and its and their respective directors and officers and shall use reasonable best efforts to cause its employees, Affiliates, or any investment banker, attorney, agent or representative (collectively, “Representatives”) to (i) immediately cease and terminate any solicitation, knowing encouragement, discussions, negotiations or other similar activities with any Persons other than Parent and its Representatives that may be ongoing with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal and (ii) immediately revoke or withdraw access of any Person other than Parent and its Representatives to any data room (virtual or actual) containing any non-public information with respect to the Company or its Subsidiaries previously furnished with respect to any Acquisition Proposal and request such Person to promptly return or destroy, as elected by the Company, all confidential information concerning the Company and its Subsidiaries.
          (b) The Company shall not and shall cause each of its Subsidiaries and its and their respective directors and officers and shall use reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) conduct or engage in any discussions or negotiations with, disclose any information or data relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or assist, knowingly facilitate or cooperate with any effort by, any Third Party with respect to or that is seeking to make or has made, any Acquisition Proposal, or (iii) enter into any agreement, including any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (each, a “Company Acquisition Agreement”) (other than an Acceptable Confidentiality Agreement in circumstances contemplated in Section 6.2(c)).
          (c) Notwithstanding anything to the contrary in Section 6.2(b), the Company either directly or through its Representatives may take the actions described in Section 6.2(b)(ii) with respect to a Third Party prior to but not after, the Acceptance Time, (i) if the Company receives after the date of this Agreement a bona fide, written Acquisition Proposal from such Third Party (and such Acquisition Proposal was not solicited, initiated, knowingly facilitated or knowingly encouraged (including by way of furnishing information) by the Company or any of its Subsidiaries, or any of its or their respective Representatives, and did not otherwise result from, or was not otherwise facilitated by, any breach of this Section 6.2) and (ii) if and to the extent that before taking any such actions, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that (A) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) such Acquisition Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal; provided that (1) the Company shall not deliver any information or data to such Third Party or afford such Third Party any access prior to entering into an Acceptable Confidentiality Agreement as to such Third Party and (2) the Company shall, as promptly as practicable (and in any event within 24 hours), provide to Parent a copy of such executed Acceptable Confidentiality Agreement. The Company agrees that it shall substantially concurrently with delivery to the Third Party provide to Parent any information concerning the Company or its Subsidiaries that is provided to any Third Party in connection with any Acquisition Proposal which information was not previously provided to Parent.

          (d) The Company shall, as promptly as practicable (and in any event within 24 hours after receipt), advise Parent orally and in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall, as promptly as practicable (and in any event within 24 hours after receipt), provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Third Party making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company shall keep Parent informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably current basis (and in any event within 24 hours) and shall notify Parent of the status of such Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 6.2. From and after the date hereof, the Company shall not grant any waiver, amendment or release under any standstill agreement without the prior written consent of Parent, and the Company will use its reasonable best efforts to enforce any such agreement at the request of or on behalf of Parent, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.
          (e) Neither the Company Board nor any committee thereof will (i) fail to make, change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (ii) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock (other than the Offer) within ten Business Days after commencement of any such offer, (iii) take any action or make any recommendation or public statement in connection with any such offer, (iv) adopt, approve or recommend, or publicly propose to approve or recommend an Acquisition Proposal, (v) make any public statement inconsistent with the Company Board Recommendation, (vi) resolve or agree to take any of the actions described in subclauses (i) through (v) above (actions described in subclauses (i) through (vi) being referred to as a “Company Adverse Recommendation Change”).
          (f) Notwithstanding anything to the contrary in Section 6.2(e), prior to, but not after, the Acceptance Time, the Company Board may make a Company Adverse Recommendation Change if prior to taking such action, the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, that (A) in the case of an Acquisition Proposal such Acquisition Proposal constitutes a Superior Proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law or (B) in response to an Intervening Event and in the absence of an Acquisition Proposal, that failure to take such action in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law. The Company Board shall not make a Company Adverse Recommendation Change pursuant to Section 6.2(f)(A) unless prior to taking such action (i) the Company has given Parent at least three Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided to Parent a copy of any proposed transaction agreements with the Person making such Superior Proposal, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (iii) the Company has complied in all material respects with its obligations under this Section 6.2. It is understood and agreed that, upon the expiration of such notice period, if the Company has not received from Parent a written proposal to amend the terms of this Agreement that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, to be at least as favorable, from a financial point of view, to the Company’s Stockholders as the Superior Proposal, the Company shall have the right to terminate this Agreement pursuant to Section 10.1(c)(ii) at any time thereafter. It is also understood and agreed that any amendment to the financial terms or other material terms of a Superior Proposal after delivery of a notice in respect of such Superior Proposal shall require delivery of another Notice and a three Business Day notice period in respect of such Superior Proposal pursuant to Section 6.2(f) shall commence. The Company Board shall not make a Company Adverse Recommendation Change pursuant to Section 6.2(f)(B) unless prior to taking such action, (i) the Company has given Parent at least three Business Days prior written notice of its intention to take such action (which notice shall provide a detailed description of the Intervening Event), (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to enable Parent to revise the terms of this Agreement in such a manner that would obviate the need for taking such action as a result of such Intervening Event, (iii) following the end of such notice period, the Company Board shall have considered in good faith any changes to this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that notwithstanding such proposed changes, failure to take such actions in response to an Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law and (iv) the Company has complied in all material respects with its obligations under this Section 6.2. No Company Adverse Recommendation Change shall change the approval of this Agreement for purposes of Section 251 of the DGCL, and no Company Adverse Recommendation Change shall have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated by this Agreement (including the Offer, the Merger and the Tender and Voting Agreements).
          (g) Nothing in this Agreement shall prohibit the Company Board from complying with its disclosure obligations under U.S. federal or state Law, including (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 under the Exchange Act, or (ii) making any “stop-look-and-listen” communication to the Company’s Stockholders pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that in no event shall any such requirement affect, eliminate or modify the obligations of the Company under, or the effect of any such actions under, this Section 6.2; and provided, further, that any such disclosure will be deemed to be a Company Adverse Recommendation Change unless the Board of Directors publicly reaffirms the Company Board Recommendation in such statement or in connection with such action.
          (h) The Company shall promptly inform its Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of the Company’s obligations under this Section 6.2. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of the restrictions set forth in this Section 6.2 by Representatives of the Company shall be deemed to be a breach of this Section 6.2 by the Company.
     6.3 Access to Information.
          (a) Subject to the Confidentiality Agreement, to the extent permitted by applicable Law and third party license, joint operating or similar agreements, the Company shall, and shall cause its Subsidiaries to, afford to Parent, and to the officers, employees, accountants, counsel, financial advisors and other Representatives of Parent, reasonable access (including access to core samples, well logs and seismic data, in each case that are in the possession of the Company or any of its Subsidiaries, and including for the purpose of planning for post-merger integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments, personnel and records of the Company and its Subsidiaries, and, during such period, to the extent permitted by applicable Law, the Company shall furnish promptly all information concerning its and its Subsidiaries’ business, properties and personnel, in each case as Parent may reasonably request. Notwithstanding the foregoing, no actions shall be required to be taken pursuant to this Section 6.3 that would create a risk of loss or waiver of any attorney-client privilege; provided, however, that the Company shall use reasonable best efforts to allow for access and disclosure of information in a manner reasonably acceptable to Parent that does not result in the loss or waiver of the attorney-client privilege, violation of a contract or license, or a violation of Law (which efforts shall include entering into mutually acceptable joint defense agreements between the parties if doing so would reasonably permit the disclosure of information without violating applicable law or jeopardizing such attorney-client privilege). All information exchanged pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement. No delivery of information or investigation shall affect the representations and warranties contained herein, or limit or otherwise affect the remedies available pursuant to this Agreement.
          (b) The Company shall, as promptly as practicable following the end of each calendar month prior to the Closing, provide Parent with the Company’s internal monthly financial and operating data for such month.
     6.4 Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder litigation and agrees that it shall not settle or offer to settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
     6.5 Section 16(b) Exemption. The Company shall take all actions to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.
ARTICLE VII
COVENANTS OF PARENT AND MERGER SUB
     7.1 Directors’ and Officers’ Indemnification and Insurance.
          (a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company and its Subsidiaries (each an “Indemnified Party”) as provided in the Company’s Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 7.1 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
          (b) From and after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement) or pertaining to the fact that the Indemnified Party is or was a fiduciary under any Employee Plan or is or was serving at the request of the Company as a director or officer of any other corporation, partnership, joint venture or other enterprise, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that the Company would have been permitted under applicable Law or the Company’s Charter Documents, in each case as in effect on the date of this Agreement. The Indemnifying Parties shall advance each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, costs, fees, expenses, judgments and fines to the fullest extent permitted under applicable Law, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld or delayed).
          (c) Prior to the Effective Time, the Company shall, in consultation with Parent, and if the Company is unable to, Parent shall (or shall cause the Surviving Corporation co), as of the Effective Time, obtain and fully pay for “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms, conditions and levels of coverage that are not less advantageous to the directors and officers of the Company and its Subsidiaries from an insurance carrier with the same or better rating as the Company’s insurance carrier as of the date of this Agreement, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement). If such “tail” prepaid insurance policies have been obtained, Parent shall, and shall cause the Surviving Corporation, after the Effective Time to maintain such policies in full force and effect, for their full term, and to continue to honor its respective obligations thereunder. If the Company fails to obtain such “tail” prepaid insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts and containing terms that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof from an insurance carrier with the same or better rating as the Company’s insurance carrier as of the date of this Agreement); provided, however, that in no event will the Surviving Corporation be required, nor shall the Company be permitted, to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 7.1(c) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.
          (d) The obligations of Parent and the Surviving Corporation under this Section 7.1 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.1 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.1 applies and their heirs and legal representatives shall be third party beneficiaries of this Section 7.1, each of whom may enforce the provisions of this Section 7.1).
          (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.1. For six years after the Effective Time, the Indemnifying Parties agree, to the fullest extent permitted by applicable Law, to cause the Surviving Corporation’s (or any successor’s) Charter Documents to maintain the current provisions regarding elimination of liability of directors and indemnification of and advancement of expenses to directors, officers and employees of the Company that are contained in the Company’s Charter Documents as in effect on the date of this Agreement. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to, or in substitution for, any such claims under any such policies.
     7.2 Employee Matters.
          (a) Parent hereby acknowledges that a “change of control,” or “change in control” or “fundamental change” within the meaning of the Employee Plans, as applicable, will occur as of the Acceptance Time or Effective Time, as applicable.
          (b) As of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Acceptance Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating, or from causing the Surviving Corporation to amend or terminate, any such Employee Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law. The Company will take such action as it determines to be necessary or appropriate prior to the Effective Time to cause all participants in the Company’s 401(k) plan to become fully vested in all of their account balances thereunder upon the Effective Time.
          (c) For a period of one year following the Effective Time, the Surviving Corporation or its Subsidiary shall (and Parent shall cause the Surviving Corporation or its Subsidiary to) provide (i) at least the same level of base salary or base wages to each Continuing Employee as the base salary or base wages provided to each Continuing Employee immediately prior to the Effective Time, and (ii) benefits and severance payments (other than equity based benefits, change in control benefits and individual employment agreements) to each Continuing Employee that, taken as a whole, are substantially similar in the aggregate to the benefits and severance payments (other than equity based benefits, change in control benefits and individual employment agreements) provided to either similarly situated employees of Parent and its Subsidiaries or similarly situated employees of the Company and its Subsidiaries immediately prior to the Effective Time.
          (d) The Company 2011 Performance Bonus Plan and the Company 2011 401(k) Matching Plan shall be continued on behalf of eligible Continuing Employees for the remainder of the 2011 calendar year based upon Company performance during 2011, with the resulting payments and contributions for 2011 to be made in the first quarter of 2012 similar to the timing of such payments and contributions in prior years.
          (e) To the extent that an Employee Plan or employee benefit plan of Parent is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries (and their predecessors) prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including, but not limited to, for purposes of vacation, sick and paid time off accrual and severance pay entitlement); provided, however, that such service need not be credited (i) to the extent that it would result in duplication of coverage or benefits, (ii) to the extent service during a period is not recognized under any such plan, or (iii) under any new plan or arrangement to the extent that such plan or arrangement does not provide prior service credit to employees generally. In addition, and without limiting the generality of the foregoing, at the Effective Time: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Employee Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Employee Plan in which such Continuing Employee participates immediately before the Acceptance Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such requirements had been met under the Old Plan which such New Plan replaced, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) the Surviving Corporation shall credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Employee Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time.
          (f) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any Continuing Employee for any period of time, or preclude the ability of Parent or the Surviving Corporation to terminate the employment of any Continuing Employee for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 7.2, require Parent or the Surviving Corporation to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time provided that such action does not violate the terms and conditions of such Employee Plans or applicable Law.
          (g) This Section 7.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.2, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.2. Without limiting the foregoing, no provision of this Section 7.2 will create any third party beneficiary rights in any current or former employee, director or consultant (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter, provided that nothing in this Agreement shall relieve the Parent or the Surviving Corporation or its Subsidiaries of their obligations to the Continuing Employees (or any former employee) (who, together with their heirs and legal representatives, shall be third party beneficiaries of this Agreement) as the successor to the Company or its Subsidiaries under any agreements disclosed on Section 7.2(g) of the Company Disclosure Letter, as disclosed in the Company SEC Reports, or pursuant to the Company Change in Control Plan, the Company Key Employee Change in Control Plan or the Company Key Employee Change in Control Retention Plan adopted by the Company on September 13, 2011 or any other plan, program, policy, agreement or arrangement of the Company or its Subsidiaries, except as otherwise specifically provided in this Agreement.
     7.3 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.
ARTICLE VIII
ADDITIONAL COVENANTS OF ALL PARTIES
     8.1 Reasonable Best Efforts to Complete. Except to the extent the parties’ obligations are set forth elsewhere in this Article VIII, upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 8.1), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement promptly (but in any case prior to the Outside Date), including (i) the obtaining of all necessary Consents or waivers from third parties and Governmental Authorities, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
     8.2 Regulatory Filings.
          (a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer or the Merger, (ii)

give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (A) and (C)(1) of Annex A and Section 9.1(c). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information or the attorney client privilege or attorney work product.
          (b) Each of Parent, Merger Sub and the Company shall cooperate with one another to (i) promptly determine whether any other filings are required to be or should be made, and whether any other consents, approvals, permits or authorizations are required to be or should be obtained, in each case from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.
          (c) Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Offer and the Merger, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Offer and the Merger or (ii) that individually or in the aggregate (x) is or would reasonably be expected to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries taken as a whole) to (A) the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, either before or after giving effect to the Offer or the Merger, or (B) Parent’s ownership or operation of any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or (y) would reasonably be expected to deny Parent the material benefit of the bargains contemplated by the transactions contemplated by this Agreement (any such actions are herein referred to as “Adverse Regulatory Effects”). The Company shall agree, if requested by Parent in writing, to commit to take any of the forgoing actions with respect to the assets or business of the Company in furtherance of this Section 8.2; provided, however, that any such action may be conditioned upon the consummation of the Merger and other Transactions contemplated by this Agreement.
     8.3 Mailing of Proxy Statement; Stockholders’ Meeting.
          (a) Preparation of Proxy Statement. If the adoption of this Agreement by the Company’s stockholders is required by Applicable Law, then as soon as practicable after the Acceptance Time, the Company shall prepare and shall cause to be filed with the SEC in preliminary form the Proxy Statement. Except as expressly contemplated by Section 6.2(f) and Section 6.2(g), the Proxy Statement shall include the Company Board Recommendation. The Company will use reasonable best efforts to cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and to satisfy all rules of the NASDAQ. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Merger Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Proxy Statement or the dissemination thereof to the Company Stockholders, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Merger Sub a reasonable opportunity to review and to propose comments on such document or response.
          (b) Covenants of Parent with Respect to the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will use reasonable best efforts to cause the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.
          (c) Mailing of Proxy Statement; Company Stockholder Meeting. If the adoption of this Agreement by the Company’s stockholders is required by applicable Law, then the Company shall as promptly as practicable after the Acceptance Time, duly call, give notice of, convene and hold a meeting of its stockholders in accordance with applicable Law and the Company’s Charter Documents for the purpose of voting upon the adoption of this Agreement (the “Company Stockholder Meeting”). Unless the Company Board shall have effected a Company Adverse Recommendation Change in accordance with Section 6.2(f), the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with all applicable Laws and all rules of the NASDAQ. Unless this Agreement is terminated in accordance with Section 10.1, the Company shall submit this Agreement to the Company Stockholders at the Company Stockholder Meeting even if the Company Board shall have effected a Company Adverse Recommendation Change or proposed or announced any intention to do so. At such Company Stockholder Meeting following any Company Adverse Recommendation Change, the Company may submit this Agreement and the transactions contemplated hereby (including the Merger) without a recommendation or with a negative recommendation (although the approval of this Agreement by the Company Board may not be rescinded unless this Agreement is terminated in accordance with Article X), in which event the Company Board may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven Business Days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Requisite Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedure matters) which the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting.
          (d) Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, if necessary, they shall promptly inform Parent. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement, if necessary, which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Exchange Act.
          (e) Short Form Merger. Notwithstanding the foregoing, if, following the Acceptance Time and the exercise, if any, of the Top-Up Option, Parent and its Affiliates shall own at least 90% of the outstanding shares of the Company Common Stock, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any shares of Company Common Stock held by Parent or its Affiliates, to cause the Merger to become effective as soon as practicable after the Acceptance Time without the Company Stockholder Meeting in accordance with Section 253 of the DGCL.
     8.4 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.
     8.5 Notification of Certain Matters.
          (a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Acceptance Time, the Company shall give prompt notice to Parent and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in paragraphs (C)(2) and (C)(3) of Annex A to fail to be satisfied at the then scheduled expiration of the Offer; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 8.5(a).
          (b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Acceptance Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 8.5(b).
     8.6 Public Statements and Disclosure. None of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).
     8.7 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a letter agreement, made as of December 29, 2010 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.
     8.8 Employment Compensation Approval. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Employee Plans (collectively, the “Arrangements”), to certain Company Stockholders and holders of other Company Securities (collectively, the “Covered Securityholders”). The Compensation Committee of the Company Board (the “Company Compensation Committee”), each member of which is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act, (A) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (2) the treatment of the Company Options and Company Restricted Stock Awards in accordance with the terms set forth in this Agreement, and (3) the terms of Section 7.1 and Section 7.2, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.
     8.9 ISDAs. Prior to the Acceptance Time, the Company shall, with Parent’s cooperation, use reasonable best efforts (which shall not include the incurrence by the Company of material costs) to take all such actions as are necessary and appropriate to obtain, from each of the counterparties to the International Swaps and Derivatives Association (ISDA) Master Agreements relating to derivatives that are open as of the Acceptance Time, waivers to the effect that the consummation of the transactions contemplated by this Agreement, shall not result in any violation or breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, each such ISDA master agreements.
ARTICLE IX
CONDITIONS TO THE MERGER
     9.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:
          (a) Stockholder Approval. If required under the DGCL in order to consummate the Merger, the Requisite Stockholder Approval shall have been obtained.
          (b) Purchase of Company Common Stock. Merger Sub shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.
          (c) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action that is then in effect and makes illegal, restrains, enjoins or otherwise prevents the consummation of the Merger.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
     10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company Stockholders):
          (a) by mutual written agreement of Parent and the Company;
          (b) by either Parent or the Company:
               (i) if the Acceptance Time has not occurred on or prior to the date that is 180 days after the date hereof (the “Outside Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party whose breach of any representation, warranty or covenant set forth in this Agreement has been the cause of, or resulted in, the failure of the Acceptance Time or the Effective Time to have occurred on or prior to the Outside Date; or
               (ii) if any Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action that is in effect and makes illegal, restrains, enjoins, or otherwise prevents consummation of the Offer or the Merger, and such Law, Order or other action has become final and non-appealable;

          (c) by the Company (if the Acceptance Time has not occurred), if:
               (i) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would have a Parent Material Adverse Effect and (B) is incapable of being cured or has not been cured by earlier of (x) the Outside Date and (y) the twentieth day following notice thereof from the Company; or
               (ii) (A) the Company has complied in all material respects with Section 6.2, (B) the Company Board authorizes the Company, subject to compliance with the terms of this Agreement, to enter into a binding definitive agreement with respect to a Superior Proposal; and (C) prior to or concurrently with such termination, the Company pays the Termination Fee in accordance with Section 10.3(a);
          (d) by the Company, if Merger Sub fails to commence the Offer on or prior to tenth Business Day following the date hereof;
          (e) by Parent (if the Acceptance Time has not occurred), if:
               (i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except the covenants and agreements in Section 6.2), which breach or failure to perform (A) would give rise to the failure of any of the conditions set forth in Annex A and (B) has not been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if earlier, the Outside Date); or
               (ii) (A) the Company shall have failed to include the Company Board Recommendation in the Schedule 14d-9 when mailed; (B) the Company Board shall have made a Company Adverse Recommendation Change; (C) the Company shall have intentionally breached or failed to perform in any material respect any of the covenants and agreements set forth under Section 6.2; (D) the Company Board shall have failed to reaffirm the Company Board Recommendation within ten Business Days following the public announcement of an Acquisition Proposal or an Acquisition Proposal otherwise becoming publicly known; (E) a tender offer or exchange offer for shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company Board recommends that stockholders of the Company tender their shares into such tender offer or exchange offer or, within ten Business Days from the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board fails to make an unqualified recommendation that the Company stockholders not tender their Shares into such offer; (F) the Company enters into a Company Acquisition Agreement; or (G) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing.
     10.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 10.1 shall be effective immediately upon the delivery of notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall be of no further force or effect, without any liability or obligation of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 8.7, this Section 10.2, Section 10.3 and Article XI, each of which shall survive the termination of this Agreement, and (b) no such termination shall relieve any party or parties hereto, as applicable, from liability for any willful and material breach of any representation, warranty, covenant or agreement set forth in this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, with the actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.
     10.3 Termination Fee.
          (a) In the event that:
               (i) an Acquisition Proposal shall have been made, proposed or communicated after the date hereof or any Person shall have publicly announced an intention to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been withdrawn without qualification at least ten Business Days prior to termination of this Agreement), and (A) thereafter this Agreement is terminated by the Company or Parent pursuant to Section 10.1(a) or Section 10.1(b)(i), or by Parent pursuant to Section 10.1(e)(i), and (B) within twelve months of the date this Agreement is so terminated, the Company or any of its Subsidiaries either (1) consummates an Acquisition Proposal or (2) enters into any definitive agreement providing for, or the Company Board or the Company approves, or recommends to its stockholders, any Acquisition Proposal (in each case regardless of whether such Acquisition Proposal was made before or after termination of this Agreement); provided, however, that for purposes of the foregoing an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any person if, within twelve months after any such termination, the Company or any of its Subsidiaries enters into a definitive agreement providing for, or the Company Board or the Company approves, recommends to its stockholders or does not oppose, an Acquisition Proposal made by or on behalf of such person or any of its Affiliates or any such Acquisition Proposal is consummated; and provided further that solely for purposes of clause (B) of this Section 10.3(a)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;
               (ii) this Agreement is terminated by the Company pursuant to Section 10.1(c)(ii), or
               (iii) this Agreement is terminated by Parent pursuant to Section 10.1(e)(ii);
     then, in any such event, the Company shall pay as directed by Parent the Termination Fee by wire transfer of same day funds (x) in the case of a termination referred to in the foregoing clause (i), no later than two Business Days after the earlier of the entry into a Company

Acquisition Agreement or the consummation of an Acquisition Proposal, (y) in the case of a termination referred to in the foregoing clause (ii), no later than prior to or concurrently with such termination or (z) in the case of a termination referred to in the foregoing clause (iii), no later than two Business Days after such termination. As used herein, “Termination Fee” shall mean a cash amount equal to $136,550,000.
          (b) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
          (c) The Company acknowledges and agrees that the agreements contained in Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 10.3, and, in order to obtain such payment, Parent commences a suit against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made. In the event of a termination of this Agreement under the circumstances giving rise to payment by the Company of the Termination Fee, any payment by the Company of such Termination Fee (together with payment of any additional costs and expenses that may be required to be paid under this Section 10.3(c), shall be the sole and exclusive remedy of Parent and its Affiliates for damages against the Company with respect to this Agreement and the transactions contemplated hereby other than with respect to a willful and material breach of this Agreement by the Company.
     10.4 Amendment. At any time and from time to time prior to the Effective Time, this Agreement may be amended by the parties hereto by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the further approval of such Company Stockholders under Delaware Law without such approval.
     10.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE XI
GENERAL PROVISIONS
     11.1 Survival. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, except that any of the covenants and agreements that by their terms contemplate performance after the Effective Time shall survive the Effective Time in accordance with their respective terms.
     11.2 Notices. All consents, notices and other communications required or permitted hereunder shall be in writing and shall be delivered or sent to the intended recipient as set forth below:
(a)	if to Parent or Merger Sub, to:
c/o Statoil USA Properties Inc.

2101 CityWest Blvd.

Suite 800

Houston, Texas 77402

Attention: Irene Rummelhoff

Facsimile No.: 713-918-8290

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Jeffery B. Floyd

Facsimile No.: 713-615-5660
(b)	if to the Company, to:
6300 Bridge Point Parkway.

Building Two, Suite 500

Austin, Texas 78730.

Attention: Kari A. Potts

Facsimile No.: 512-427-3464

with a copy (which shall not constitute notice) to:

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Joe Dannenmaier

Facsimile No.: 214-880-3135
     Any written notice or other communication shall be deemed to have been duly delivered and received hereunder (a) four Business Days after deposit if sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after deposit for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) upon a written or electronic confirmation of delivery of transmission by facsimile (provided that within one Business Day after such facsimile has been sent, such notice or communication is also given by one of the other methods described herein).
     11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be null and void; provided, however, that Merger Sub, upon prior notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; and provided, further, that no such assignment shall relieve Merger Sub of any of its obligations under this Agreement or may be made if it would materially impede or delay the consummation of the transactions contemplated by this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.4 Entire Agreement. This Agreement, together with the Company Disclosure Letter and any other schedules, exhibits or annexes hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings (whether written or oral), by or among the parties to this Agreement, with respect to the subject matter hereof and thereof. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.
     11.5 No Third Party Beneficiaries. Except as provided in Section 7.1 (which from and after the Effective Time shall be to the benefit of, and may be enforced by, the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     11.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
     11.7 Specific Performance. The parties hereto agree and acknowledge that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms, and that, in addition to any other remedy that each party hereto may have under Law or equity, the non-breaching party hereto shall be entitled to injunctive relief to prevent breaches of this Agreement and to an Order or decree to enforce specifically the performance of the terms and provisions hereof.
     11.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction.
     11.9 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding Section 111 of the DGCL, the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware or the federal courts of the United States located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 11.9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     11.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.
     11.11 Fees and Expenses. Except as set forth in Section 10.3, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer or the Merger is consummated.
     11.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective when each of the parties has received one or more counterparts signed by all of the other parties, it being understood that all parties need not sign the same counterpart.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

STATOIL ASA
By:	/s/ William V. Maloney
	Name:	William V. Maloney
	Title:	Executive Vice President

FARGO ACQUISITION INC.
By:	/s/ Irene Rummelhoff
	Name:	Irene Rummelhoff
	Title:	President

BRIGHAM EXPLORATION COMPANY
By:	/s/ Ben M. Brigham
	Name:	Ben M. Brigham
	Title:	President, Chief Executive Officer and Chairman of the Board

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A
CONDITIONS TO THE OFFER
     Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of the Agreement (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless, at the expiration of the Offer: (A) the waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated (the “HSR Condition”);(B) the Minimum Condition shall have been satisfied; and (C) none of the following conditions shall have occurred and be continuing immediately prior to the expiration of the Offer:
          (1) (i) there shall be pending any Legal Proceeding by any Governmental Authority of competent jurisdiction (A) seeking to enact, issue, promulgate, enforce or enter any Law or Order that has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting, restraining or otherwise preventing the consummation of the Offer or the Merger, or (B) seeking to impose, or requiring that the parties agree to, any conditions, restrictions or other measures necessary to satisfy the HSR Condition that would result, individually or in the aggregate, in any Adverse Regulatory Effect or (ii) there shall (x) be in effect any Law or Order that has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting, restraining or otherwise preventing the consummation of the Merger or (y) have been imposed by any Governmental Authority of competent jurisdiction any conditions, restrictions or other measures necessary to satisfy the HSR Condition that, individually or in the aggregate, result in any Adverse Regulatory Effect;
          (2) (i) any of the representations and warranties of the Company set forth in the Agreement (other than those set forth in Sections 2.2(a), 4.1(a), 4.2, 4.5(a), 4.5(b), and 4.5(d)) shall not have been true and correct in all respects as of immediately prior to the expiration of the Offer with the same force and effect as if made on and as of such date (unless such representation or warranty expressly relates to an earlier date, in which case on and as of such earlier date), except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) any of the representations and warranties set forth in Sections 2.2(a), 4.1(a), 4.2, 4.5(a), 4.5(b), and 4.5(d) shall not be true and correct in all respects as of immediately prior to the expiration of the Offer with the same force and effect as if made on and as of such date (unless such representation or warranty expressly relates to an earlier date, in which case on and as of such earlier date), except for any failures of the representations or warranties in Sections 4.5(a), 4.5(b) and 4.5(d) to be so true and correct which, individually or in the aggregate, are immaterial in nature or amount; provided, however, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of clause (i) above, all materiality and “Company Material Adverse

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Effect” qualifications set forth in such representations and warranties shall be omitted and disregarded;
          (3) the Company shall have failed to perform in any material respects all obligations required to be performed by it under the Agreement at or prior to the expiration of the Offer, except as set forth in the Company Disclosure Letter;
          (4) any change, effect, occurrence, development or circumstance shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;
          (5) the Company shall have failed to furnish Parent with a certificate dated as of the date of the expiration of the Offer signed on its behalf by its Chief Executive Officer or Chief Financial Officer stating that the conditions set forth in clauses (2), (3) and (4) shall have been satisfied; or
          (6) the Agreement shall have been terminated in accordance with its terms.
     The foregoing conditions shall be for the sole benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time, in each case except for the Minimum Condition and the HSR Condition, in its sole discretion, subject to the terms of this Agreement and applicable Law. Unless waived by Parent or Merger Sub in a notice to the Company, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered for purposes of satisfying the Minimum Condition unless and until the shares underlying such notices of guaranteed delivery are delivered to or on behalf of Parent or Merger Sub. Any reference in this Annex A or elsewhere in the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right may be deemed an ongoing right that may be asserted at any time and from time to time. Each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

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ANNEX B
FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BRIGHAM EXPLORATION COMPANY
     FIRST: The name of the corporation is Brigham Exploration Company (the “Corporation”).
     SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share (the “Common Stock”). Each share of Common Stock is entitled to one vote.
     FIFTH: Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.
     SIXTH: In furtherance of, and not in limitation of, the powers conferred by statute, the bylaws of the Corporation may be altered, amended or repealed and new bylaws may be adopted by the Board of Directors of the Corporation (the “Board”), unless the bylaws of the Corporation limit or eliminate the Board’s power to amend, alter or repeal the bylaws or to adopt new bylaws.
     SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the

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said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
     EIGHTH: Elimination of Certain Liability of Directors. (a) To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director. Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     (b) Indemnification and Insurance.
     (i) Right to Indemnification. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or serves, in any capacity, any corporation, partnership or other entity in which the Corporation has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators, and (B) the Corporation shall indemnify and hold harmless in such manner any person designated by the Board, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Board of the Corporation as a director, officer, employee or agent of another

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corporation or a partnership, joint venture, trust or other enterprise whether such request is made before or after the acts taken or allegedly taken or events occurring or allegedly occurring which give rise to such proceeding; provided, however, that except as provided in subsection (b)(ii) of this Section, the Corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred herein shall be a contract right based upon an offer from the Corporation which shall be deemed to have been made to a person subject to subsection (b)(i)(A) on the date hereof and to a person subject to subsection (b)(i)(B) on the date designated by the Board, shall be deemed to be accepted by such person’s service or continued service as a director or officer of the Corporation for any period after the offer is made and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as the director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
     (ii) Right of Claimant to Bring Suit. If a claim under Section (b)(i) of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     (iii) Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition

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conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
     (iv) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
     (v) Nature of Rights. The rights conferred upon indemnitees in this Article EIGHTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article EIGHTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
     (vi) Severability. If any subsection of this Section (b) shall be deemed to be invalid or ineffective in any proceedings, the remaining subsections hereof shall not be affected and shall remain in full force and effect.
     NINTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

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